UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUTODESK, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2012

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2012 Annual Meeting of Stockholders to be held on Thursday, June 7, 2012 at 3:00 p.m., Pacific Time, at our San Francisco office, The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

The 2012 Annual Meeting of Stockholders will be held for the following purposes:

1.	to elect the nine directors listed in the accompanying Proxy Statement;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013;

3.	to hold a non-binding vote to approve named executive officer compensation; and

4.	to transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of 2012 Annual Meeting of Stockholders and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

This year we are continuing to take advantage of the Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to all of our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information.

We hope that you will be able to attend this year’s Annual Meeting. At the Annual Meeting we will report to our stockholders on fiscal 2012. There will be an opportunity for all stockholders present at the Annual Meeting to ask questions. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carl Bass
President and Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Thursday, June 7, 2012 at 3:00 p.m., Pacific Time.

Place	Autodesk’s San Francisco office, located at: The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

Items of Business	(1) To elect the nine directors listed in the accompanying Proxy Statement to serve for the ensuing year and until their successors are duly elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013.

(3) To hold a non-binding vote to approve named executive officer compensation.

(4) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2012 Annual Meeting of Stockholders.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder of record as of the close of business on April 10, 2012.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote on the Internet or by telephone or request, sign and return your proxy card as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2012 Annual Meeting and Procedural Matters” beginning on page 1 of the Proxy Statement and the instructions on the enclosed notice of Internet availability of proxy materials.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy card or voted on the Internet or by telephone.

By Order of the Board of Directors,

Pascal W. Di Fronzo
Senior Vice President, General Counsel and Secretary

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed and made available on or about April 24, 2012.

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2012 ANNUAL MEETING AND PROCEDURAL MATTERS

2012 Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors (“Board”) of Autodesk, Inc. (“Autodesk,” the “Company,” “we” or “our”) is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 7, 2012, at 3:00 p.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. We are providing these materials to all of our stockholders through a Notice of Internet Availability of Proxy Materials (the “Notice”) unless a stockholder has specifically requested to receive a full set paper copy of this Proxy Statement together with our Fiscal Year 2012 Annual Report.

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set paper copy of this Proxy Statement and Fiscal Year 2012 Annual Report?

A:	We are continuing to take advantage of a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows us to send all of our stockholders a notice regarding the Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials may be found in the Notice. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice. Proxy materials for our 2013 and future annual meetings of stockholders will continue to be delivered to all of our stockholders by a notice regarding Internet availability, rather than in paper form, unless a stockholder specifically requests to receive printed proxy materials.

Q:	Why did I receive a full set paper copy of this proxy statement in the mail and not a Notice regarding the Internet availability of proxy materials?

A:	We are providing stockholders who previously requested to receive full paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided at www.autodesk.com under “Investors” or on your proxy card or voting instruction card.

Q:	Where is the Annual Meeting?

A:

The Annual Meeting will be held at Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105. The telephone number at that location is (415) 356-0700. Directions and maps to the Annual Meeting are available at www.autodesk.com “Contact Us.” Stockholders are cordially invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals to elect the nine directors specified in this Proxy Statement, approve the ratification of the independent registered public accounting firm and hold a non-binding vote to approve named executive officer compensation.

Q:	Can I attend the Annual Meeting?

A:

Yes, you can attend the Annual Meeting in person if you are a stockholder of record or a beneficial owner as of April 10, 2012. Please notify our Director of Investor Relations, David Gennarelli, by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com if you are planning to attend the Annual Meeting. In addition, you should bring proof of identity for entrance to the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. The Annual Meeting will begin promptly at 3:00 p.m., Pacific Time; please leave ample time for parking and to check-in.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, these proxy materials have been sent directly to you by Autodesk.

Beneficial owners—Most Autodesk stockholders hold their shares through a broker, trustee or nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Autodesk’s common stock, par value $0.01 per share, at the close of business on April 10, 2012 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Beneficial owners have the right to direct their broker, trustee or nominee on how to vote their shares, as discussed above. Our stockholders are entitled to cast one vote for each share of Common Stock held by them as of the Record Date.

As of the Record Date, there were 231,066,131 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a broker, trustee or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, trustee or nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal.

Q: How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or follow the voting instructions described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice or by requesting a proxy card from Autodesk by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the proxy card and Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on June 6, 2012. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.

If a broker, trustee or nominee holds your shares and you are a beneficial owner, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, trustee or nominee will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the nine directors named in this proxy statement to serve for the ensuing year and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2013; and

(3)	To approve, on an advisory basis, the compensation of our named executive officers.

Q:	What is the voting requirement to approve these proposals?

A:	Proposal One—A majority of the votes duly cast is required for the election of directors. The number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee for the nominee to be elected as a director of the Company to serve until the next annual meeting or until his or her successor has been duly elected and qualified.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nine nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two—The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve, on an advisory basis, the compensation of our named executive officers.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	What happens if I do not cast a vote?

A:	Stockholders of record—If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners—If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One) and the approval of our named executive compensation, on an advisory basis (Proposal Three).

In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as the broker felt appropriate. Recent rule changes eliminate the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, no votes will be cast on your behalf. Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Two).

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that you vote your shares “FOR” the nine nominees listed in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2013, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked prior to the closing of the polls at the Annual Meeting, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on an otherwise properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Autodesk’s General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Autodesk’s General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Autodesk’s General Counsel or should be sent so as to be delivered to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Q:	Who will bear the costs of soliciting votes for the Annual Meeting?

A:	Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Autodesk may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has engaged the services of the Alliance Advisors, LLC, a professional proxy solicitation firm, to aid in the solicitation of proxies from stockholders, including certain brokers, trustees, nominees and other institutional owners, for a fee of approximately $8,500 plus costs and expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and expect to provide final results in a current report on Form 8-K within four business days of the Annual Meeting. In addition, the results will be posted on our website, at www.autodesk.com under “Investors.”

Stockholder Proposals and Director Nominations at Future Meetings

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Autodesk’s proxy material—Stockholders may present proper proposals for inclusion in Autodesk’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Autodesk’s General Counsel in a timely manner. In order to be included in the proxy statement for the 2013 Annual Meeting of Stockholders, stockholder proposals must be received by Autodesk’s General Counsel no later than December 25, 2012, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting—In addition, Autodesk’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made (1) by or at the direction of the Board, or (2) by any stockholder entitled to vote who has timely delivered written notice to Autodesk’s General Counsel during the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance—Nominating Process for Recommending Candidates for Election to the Board.”

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board, or (3) by a stockholder who has timely delivered written notice which sets forth all information required by Autodesk’s Bylaws to the General Counsel of Autodesk during the Notice Period (as defined below).

The “Notice Period” is defined as the period commencing on the date 75 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders and terminating on the date 45 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2013 Annual Meeting of Stockholders will be from February 8, 2013 to March 10, 2013.

If a stockholder who has notified Autodesk of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Autodesk need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the General Counsel of Autodesk, or may be found at www.autodesk.com under “Investors—Corporate Governance.” All notices of proposals by stockholders, whether or not included in Autodesk’s proxy materials, should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Additional Information About the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, or Notices. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Autodesk proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate Notice or a separate set of proxy materials and Fiscal Year 2012 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate Notice or a separate copy of the proxy materials and Fiscal Year 2012 Annual Report.

Stockholders who do not receive a separate Notice or a separate copy of the proxy materials and Fiscal Year 2012 Annual Report may request to receive a separate Notice or a separate copy of the proxy materials and Fiscal Year 2012 Annual Report by calling (415) 507-6705 or sending an email to investor.relations@autodesk.com. Alternatively, stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials and Fiscal Year 2012 Annual Report can request to receive a single copy by following the instructions above.

Q:	What is the mailing address for Autodesk’s principal executive offices?

A:	Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903.

Any written requests for additional information, additional copies of the proxy materials and Fiscal Year 2012 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board, communications to the Board or any other communications should be sent to this address.

Our internet address is www.autodesk.com. The information posted on our website is not incorporated into this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 7, 2012

The proxy statement and annual report to stockholders are available at:

https://materials.proxyvote.com/052769

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Autodesk’s Bylaws currently set the number of directors at nine. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated nine individuals to be elected at the Annual Meeting, all of whom are presently directors of Autodesk. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board to fill the vacancy. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

NOMINEES LISTED BELOW.

Information and Qualifications Regarding the Nominees

The name, age and principal occupation of each nominee as of March 31, 2012, are set forth in the table below. Except as described below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers. Following the table below is additional narrative disclosure regarding each nominee, including each nominee’s unique qualifications to serve on the Board.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board, including procedures for nominations of directors.

Name of Nominee	Age	Principal Occupation	Director Since
Carl Bass	54	President and Chief Executive Officer, Autodesk, Inc.	2006
Crawford W. Beveridge	66	Independent Consultant and Non-Executive Chairman of the Board of Directors, Autodesk, Inc.	1993
J. Hallam Dawson	75	Chairman of the Board, IDI Associates	1988
Per-Kristian Halvorsen	60	Chief Innovation Officer and Senior Vice President, Intuit, Inc.	2000
Mary T. McDowell	47	Executive Vice President, Mobile Phones, Nokia Corporation	2010
Lorrie M. Norrington	52	Independent Consultant	2011
Charles J. Robel	62	Independent Consultant	2007
Stacy J. Smith	49	Senior Vice President, Chief Financial Officer, Intel Corporation	2011
Steven M. West	56	Founder and Partner, Emerging Company Partners, LLC	2007

Carl Bass joined Autodesk in September 1993 and serves as President and Chief Executive Officer. Mr. Bass served as Interim Chief Financial Officer from August 2008 to April 2009. From June 2004 to April 2006, Mr. Bass served as Chief Operating Officer. From February 2002 to June 2004, Mr. Bass served as Senior Executive Vice President, Design Solutions Group. From August 2001 to February 2002, Mr. Bass served as Executive Vice President, Emerging Business and Chief Strategy Officer. From June 1999 to July 2001, he served as President and Chief Executive Officer of Buzzsaw.com, Inc., a spin-off from Autodesk. He has also held other executive positions within Autodesk. Mr. Bass was a director of McAfee, Inc. until its acquisition by Intel Corporation on February 28, 2011.

Mr. Bass brings to the Board extensive experience in the technology industry and has spent nearly two decades in management roles within Autodesk. As our President and Chief Executive Officer, Mr. Bass possesses a deep knowledge and understanding of Autodesk’s business, operations, employees, the opportunities and risks faced by the Company and management’s strategy and plans for accomplishing Autodesk’s goals. His service on the board of directors of McAfee provided Mr. Bass with a strong understanding of his role as a director.

Pursuant to the employment agreement between the Company and Carl Bass, the Company has agreed to continue to nominate Mr. Bass to serve as a member of the Company’s Board for as long as he is employed by the Company.

Crawford W. Beveridge is the non-executive Chairman of the Board of Directors of Autodesk. From April 2006 until January 2010, Mr. Beveridge served as Executive Vice President and Chairman EMEA, APAC and the Americas of Sun Microsystems, Inc. From March 1985 to December 1990 and from March 2000 to April 2006, Mr. Beveridge held other positions at Sun Microsystems, Inc., including Executive Vice President and Chief Human Resources Officer. From January 1991 to March 2000, Mr. Beveridge served as the Chief Executive Officer of Scottish Enterprise. Mr. Beveridge is a director of Hitachi Global Storage Technologies, Chairman of Scottish Equity Partners Ltd. and a non-executive board member of eSilicon Corporation.

Mr. Beveridge is independent and his three decades of experience in the high technology industry provide him with a deep understanding of Autodesk’s technology and business. His management positions with Sun Microsystems have also provided him with critical insight into the operational requirements of a global company and the management and consensus-building skills required to lead our Board as non-executive Chairman. Mr. Beveridge’s extensive international experience, gained from his roles as Chief Executive of Europe’s largest economic development agency and as a member of the Council of Economic Advisers for Scotland, provides a valuable perspective to our Board.

J. Hallam Dawson has served as Chairman of the board of directors of IDI Associates, a private investment bank specializing in Latin America, since September 1986. Mr. Dawson is a director of One Pacific Coast Bank.

Mr. Dawson, our longest serving independent director, brings to our Board over five decades of experience with finance, capital markets and accounting. He has a deep understanding of Autodesk’s business and technology. As the former president of one of the country’s largest banks, Mr. Dawson has the financial acumen necessary to serve on our Audit Committee. His deep international experience also provides him with an understanding of the challenges facing a global company. Mr. Dawson also brings strong consensus-building skills and a functional understanding of the role of the board of directors developed through his service as a director of public and private companies and a charitable organization.

Per-Kristian Halvorsen has served as Chief Innovation Officer and Senior Vice President of Intuit, Inc. since December 2008. Previously, he served as Intuit’s Chief Technology Innovation Officer from 2006 to 2007 and Chief Technology Officer from 2007 to 2008. He was Vice President and Director of the Solutions and Services Research Center at HPLabs from 2000 to 2005. Prior to holding these positions, Dr. Halvorsen was a laboratory director at the Xerox Palo Alto Research Center, where he worked for 17 years. Dr. Halvorsen is a member of the board of directors of Iron Mountain Incorporated and finn.no.

Mr. Halvorsen is independent and has extensive experience in the technology industry. His over two decades of experience working with various technology companies provides him with a firm understanding of Autodesk’s industry, business and technology. His past service on the board of directors of Symantec Corporation gives Mr. Halvorsen a clear understanding of his role as a director. His years of service as an executive officer at technology companies, including Intuit and HPLabs, provide him with the executive compensation knowledge necessary to serve on our Compensation and Human Resources Committee.

Mary T. McDowell has served as Executive Vice President in charge of Nokia’s Mobile Phones unit since July 2010. Previously, Ms. McDowell served as Executive Vice President and Chief Development Officer of Nokia Corporation from January 2008 to July 2010 and as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia in 2004, Ms. McDowell spent 17 years in various executive, managerial and other positions at Compaq Computer Corporation and Hewlett Packard Company, including serving as Senior Vice President, Industry-Standard Servers of Hewlett-Packard Company. Ms. McDowell also served as a director of NAVTEQ Corporation until July 2010.

Ms. McDowell is independent and brings to our Board extensive management experience in the technology industry. Her two and a half decades of experience working for global technology companies focused on innovation and collaboration provide her with a firm understanding of Autodesk’s core mission, business and technology. Ms. McDowell is also a frequent public speaker on topics including strategy leadership and consumer centricity. Her years of service as an executive officer at Nokia and other technology companies, including Compaq Computer Corporation and Hewlett Packard Company, provide her with the executive compensation knowledge necessary to serve on our Compensation and Human Resources Committee.

Lorrie M. Norrington has over 30 years of operating experience in technology, software, and Internet businesses. Most recently, Ms. Norrington served as an executive at eBay Inc., serving as President of eBay Marketplace from July 2008 to September 2010. Previously, she served in a number of senior management roles at eBay from July 2006 until July 2008. Prior to joining eBay, Ms. Norrington served from June 2005 to July 2006 as President and CEO of Shopping.com, Inc., an online shopping comparison site acquired in 2005 by eBay. Ms. Norrington also served as executive vice president in the office of the CEO of Intuit Inc., a business and financial management software company, from August 2001 to January 2005. Prior to joining Intuit, she served in a variety of executive positions at General Electric Corporation over a twenty-year period, working in a broad range of industries and businesses. Ms. Norrington currently serves on the board of DIRECTV since February 2011. She served on the boards of McAfee, Inc. from December 2009 until its acquisition by Intel in February 2011, and Shopping.com, from June 2004 to August 2005.

Ms. Norrington is independent and has extensive experience in online commerce as well as valuable management experience in the technology industry. Her three decades of building businesses and adapting to and capitalizing on rapid technological advancement provide Ms. Norrington with a strong understanding of Autodesk’s industry, business and technology and the challenges Autodesk faces as it evolves its business model and adapts to its customers’ needs and demands. In addition, her experience as a chief executive officer provides her with the financial acumen necessary to serve on our Audit Committee.

Charles J. Robel served as the Chairman of the Board of Directors of McAfee, Inc. from October 2006 until its acquisition by Intel Corporation in February, 2011. Previously he was a Managing Member and the Chief of Operations for Hummer Winblad Venture Partners, a venture capital firm, from June 2000 to December 2005. Prior to joining Hummer Winblad, Mr. Robel led the High Technology Transaction Services Group of PricewaterhouseCoopers LLP in Silicon Valley from 1995 until 2000 and served as the partner in charge of the Software Industry Group at PricewaterhouseCoopers from 1985 to 1995. Mr. Robel is the lead director of Informatica Corporation and a director of Jive Software, Inc., and previously served on the boards of directors of Adaptec, Inc., Borland Software Corporation, DemandTec, Inc., and as referenced above, McAfee, Inc.

Mr. Robel is independent and has extensive experience in accounting and the technology industry. His twenty-six years of experience at PricewaterhouseCoopers brings a valuable perspective to our Board and a strong understanding of Autodesk’s industry, business and technology. Mr. Robel’s service on the boards of directors of other public companies, such as Adaptec, DemandTec, Informatica, Jive Software, and McAfee, has provided a firm understanding of his role as a director. His public accounting experience, investment experience with Hummer Winblad, service on the audit committee of Informatica and role as chairman of the audit committees of DemandTec, Borland Software and Adaptec provide Mr. Robel with the financial acumen and leadership skills necessary to serve as the Chairman of our Audit Committee.

Stacy J. Smith, our newest director, has served as the Senior Vice President, Chief Financial Officer of Intel Corporation since January 2010. Mr. Smith joined Intel in 1988, became Vice President of Sales and Marketing in 2002, was appointed Vice President, Finance and Enterprise Services, and Chief Information Officer in May 2004, was appointed Vice President, Assistant Chief Financial Officer in March 2006, and in October 2007, was appointed Vice President, Chief Financial Officer of Intel. Mr. Smith is a director of Geno, Inc.

Mr. Smith is independent and brings over two decades of experience in the technology industry. Mr. Smith’s experience at Intel, including his prior finance and executive roles, and his time spent overseas, provide him with a strong understanding of Autodesk’s industry and business as well as Autodesk’s international operational challenges. Mr. Smith’s years of service as an executive officer at Intel provide him with the corporate governance knowledge necessary to serve on our Compensation and Human Resources Committee.

Steven M. West is a founder and partner of Emerging Company Partners, LLC, which was formed in January 2004. Mr. West served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. Mr. West is a director of Cisco Systems, Inc.

Mr. West is independent and has extensive experience in the information technology industry. His three decades of experience, which includes founding Emerging Company Partners, LLC, a technology consulting firm, provide Mr. West with a firm understanding of Autodesk’s industry, business and technology. His past service on the boards of directors of several public and private companies provides Mr. West with a firm understanding of his role as a director. His service as a director for a number of companies, including Cisco Systems, and his participation in numerous audit committee and compensation committee focus groups provide Mr. West with the leadership skills and executive compensation knowledge necessary to serve as the Chairman of our Compensation and Human Resources Committee.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2013, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect a representative of Ernst & Young LLP to be present at the Annual Meeting. The Ernst & Young representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP, and its affiliates, for the fiscal years ended January 31, 2012 and 2011.

	Fiscal 2012	Fiscal 2011
	(in thousands)
Audit Fees (1)	$2,479.1	$2,303.2
Audit-Related Fees (2)	—	18.6
Tax Fees (3)	659.7	854.0
All Other Fees (4)	80.0	25.0

Total	$3,218.8	$3,200.8

(1)	Audit Fees consisted of fees billed for professional services rendered for the integrated audit of the Company’s annual financial statements and management’s report on internal controls included in the Company’s Annual Reports on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as other services, including statutory audits and services rendered in connection with SEC filings.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to accounting-related consulting services.
(3)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.
(4)	For fiscal 2012, other fees consisted of license compliance consultation services. For fiscal 2011, other fees consisted of Enterprise Risk Management consultation services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP, and its affiliates, to the Company must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP, and its affiliates. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP, and its affiliates, during the year. Periodically, the Audit Committee is presented with an update of all pre-approved audit and non-audit services conducted and any new audit and non-audit services to be provided by Ernst & Young LLP, and its affiliates, are updated, if necessary. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Ernst & Young LLP’s independence under applicable SEC rules. The Chairman reports any such action taken to the Audit Committee at subsequent Audit Committee meetings.

PROPOSAL THREE

NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 21 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we intend to communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns. As discussed below, after receiving the results of the say-on-pay vote from our 2011 Annual Meeting of Stockholders, in which over 84% of the votes cast voted in favor of the compensation of our named executive officers, we proactively engaged with our major stockholders to obtain their views and feedback on the Company’s executive compensation programs.

Following is a summary of some of the key points of our 2012 executive compensation program. See the “Executive Compensation” section beginning on page 21 below for more information.

Financial Performance in Fiscal 2012 and its Effect on Executive Compensation Paid for Fiscal 2012

We experienced an increase in demand for our products and services in all of the geographies and the majority of the industries we serve during fiscal 2012 as compared to fiscal 2011. This positively impacted our financial results and stock price for the first half of the year. In addition, we continued to make progress in controlling our operating costs, which led to year over year improvements in our non-GAAP operating margin. We believe that the improvements in these areas are indications of a broad-based stabilization of our business – even though our stock price in the latter half the year was heavily burdened by uncertainty in the financial markets resulting from domestic and European sovereign debt crises, among other things. The table below sets forth the improvements in our revenue, non-GAAP income from operations and non-GAAP operating margin from fiscal 2011 to fiscal 2012:*

	Fiscal 2012	Fiscal 2011	Change
	(in millions of dollars)
Revenue	$2,215.6	$1,951.8	14%
Non-GAAP income from operations	$533.4	$418.8	27%
Non-GAAP operating margin	24%	21%	12%

Despite strong financial performance, our stock price was extremely volatile during fiscal 2012. Our total stockholder return during fiscal 2012 declined 15%, with our stock price depreciating from $42.16 on the first trading day of fiscal 2012 to $36.00 on the last trading day of fiscal 2012, with the stock price reaching a high of $45.99 and a low of $23.41 during that period. Our total stockholder return from January 31, 2010 to January 31, 2012 was approximately 51%.

*	A reconciliation of GAAP to non-GAAP results is available in Appendix A.

Executive Compensation Decisions for Fiscal 2012

Our compensation program for fiscal 2012 was established at the beginning of fiscal 2012 during a period of relative strength for our stock price. While the global economy appeared to continue to be in recession, and many macroeconomic concerns remained from the prior year, our stock performance and overall financial performance was strong through the first two quarters of fiscal 2012. Against this backdrop, our Named Executive Officers’ base salaries were increased an average of 8%; our short-term cash incentive plan was set to fund at 100% of aggregate employee target payouts if we met our revenue growth and operating margin financial plan, and to fund at 100% (or more of aggregate employee target payouts only if we meaningfully exceeded our plan; and executive officers received a balanced combination of stock options and time-based restricted stock units. For fiscal 2012, 89% of our Named Executive Officers’ total compensation was performance-based.

Compensation Governance Practices

A number of fundamental elements of our compensation programs support our overall philosophy, which in practice is reflected in a number of our programs and practices, such as:

•	paying-for-performance;

•	a mix of short- and long-term focused compensation;

•	meaningful stock ownership guidelines;

•	prohibiting executive officers from “hedging transactions” with Autodesk stock;

•	the Compensation Committee’s engagement of its own independent compensation consultant;

•

a change in control program for our executive officers that requires both a change in control of the Company and termination of employment (“double trigger”) before any payments are made and does not provide any “gross-ups;” and

•	a strong risk management program.

We believe that the information we have provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. We believe that our stock price performance over the last three years is reflective of long-term value creation and, accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY

(NON-BINDING) VOTE APPROVING NAMED EXECUTIVE OFFICER COMPENSATION. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines and Code of Business Conduct

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. For a number of years, we have devoted substantial attention to the subject of corporate governance and have over those years developed Corporate Governance Guidelines (the “Guidelines”). The Guidelines set forth the principles that guide our Board’s exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers and set corporate strategy. The Board first adopted the Guidelines in December 1995 and has refined them from time to time since then. For example, in March 2007, the Board amended the Guidelines to provide for majority voting in director elections, except for contested elections, and to provide that the Board would only nominate a director who has submitted his or her resignation in advance of an election, which resignation would be contingent on the failure of such director to receive a majority vote and the acceptance of the Board of such resignation. In March 2009, the Board again amended the Guidelines to provide for a non-executive Chairman of the Board of Directors. In March 2010, the Board further amended the Guidelines, among other things, to clearly outline the responsibility of our Board for the oversight of Autodesk’s risk management. In December, 2011, the Board again amended the Guidelines to address changes in a director’s occupation, among other things. The Guidelines are available on our website at www.autodesk.com under “Investors—Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer, all senior vice presidents and persons reporting to our principal financial officer, to ensure that our business is conducted in a consistently legal and ethical manner. Our current Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at www.autodesk.com under “Investors—Corporate Governance.” We last amended our Code of Business Conduct in September 2011. We will post on this section of our website any amendment to our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of the Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market.

Stock Ownership Guidelines

Our directors and executive officers are encouraged to be Autodesk stockholders through participation in our stock option plans. For fiscal 2012, the Board monitored voluntary stock ownership guidelines for our directors and executive officers designed to encourage long-term stock ownership in Autodesk and more closely link their interests with those of our other stockholders. These guidelines provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a fixed number of shares, depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of at least 5,000 shares. Beginning in fiscal 2013, the Board resolved to transition the voluntary guidelines to mandatory holding requirements for executive officers and directors. The new requirement for stock holdings provides that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a fixed number of shares, depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of at least 10,000 shares within the same period. The Board reviews progress against these guidelines and requirements annually and updates them as appropriate. See “Executive Compensation—Compensation Discussion and Analysis” below for additional information regarding the Company’s stock ownership guidelines.

Independence of the Board

The Board has determined that, with the exception of Carl Bass, our President and Chief Executive Officer, all of its members are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. Such independence definition includes a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The independent directors meet regularly in executive session, without executive officers present, as part of the quarterly meeting procedure.

Board Meetings and Board Committees

The Board held a total of six meetings (including regularly scheduled and special meetings) during fiscal 2012. Other than Mr. Smith, who attended one of two Board meetings scheduled while he was a director during the fourth quarter, no director attended fewer than 75 percent of the total number of meetings of the Board and committees of which he or she is a member, if any during fiscal 2012. The Board currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of directors Charles J. Robel (Chairman), J. Hallam Dawson and Lorrie M. Norrington, each of whom is “independent” as such term is defined for audit committee members by the listing standards of The NASDAQ Stock Market. The Board has determined that Ms. Norrington, Mr. Robel and Mr. Dawson are each an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee held 14 meetings during fiscal 2012. The Audit Committee has adopted a written charter approved by the Board, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

See “Report of the Audit Committee of the Board of Directors” below for more information regarding the functions of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Steven M. West (Chairman), Per-Kristian Halvorsen and Mary T. McDowell, each of whom qualifies as an independent director under the listing standards of The NASDAQ Stock Market.

The Compensation and Human Resources Committee reviews compensation and benefits for our executive officers and has authority to grant stock options and restricted stock to executive officers and non-executive employees under our stock plans. Because RSUs are granted automatically to non-employee directors under the non-discretionary 2012 Outside Directors’ Stock Plan, the Compensation and Human Resources Committee consists solely of non-employee directors ineligible to participate in the Company’s discretionary employee stock programs. See “Executive Compensation—Compensation Discussion and Analysis” below for a description of Autodesk’s processes and procedures for the consideration and determination of executive compensation.

On March 8, 2012, on the recommendation of the Corporate Governance and Nominating Committee, the Board approved the following appointments to the Compensation and Human Resources Committee: Mary T. McDowell, Stacy J. Smith and Steven M. West (Chair). The Board has determined that Mary T. McDowell,

Stacy J. Smith and Steven M. West are each independent for compensation committee purposes under the listing standards of The Nasdaq Stock Market and the requirements of Sec. 162(m) of the Internal Revenue Code and Rule 16b-3 adopted under Section 16 of the Exchange Act. These appointments will be effective immediately following the Company’s Annual Meeting of Stockholders on June 7, 2012.

The Compensation and Human Resources Committee held 9 meetings during fiscal 2012. The Compensation and Human Resources Committee has adopted a written charter approved by the Board, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

The “Compensation Committee Report” is included in this proxy statement on page 40.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Per-Kristian Halvorsen (Chairman) and Crawford W. Beveridge, each of whom qualifies as an independent director under the listing standards of The NASDAQ Stock Market.

The Corporate Governance and Nominating Committee is responsible for the development of general criteria regarding the qualifications and selection of members of the Board and recommending candidates for election to the Board. The Corporate Governance and Nominating Committee is also responsible for developing overall governance guidelines, overseeing the performance of the Board and reviewing and making recommendations regarding director composition and the mandates of Board committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by stockholders of the Company; for more information, see “Corporate Governance—Nominating Process for Recommending Candidates for Election to the Board.”

The Corporate Governance and Nominating Committee held 4 meetings during fiscal 2012. The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

Board Leadership Structure

Our Corporate Governance Principles provide that the Board shall fill the Chairman of the Board and Chief Executive Officer positions after consideration of a number of factors, including current size of our business, composition of the Board, current candidates for such positions, our succession planning goals and the like. We currently separate the positions of Chief Executive Officer and Non-executive Chairman of the Board of Directors. Since March 2009, Mr. Beveridge, one of our independent directors who previously served as our Lead Director, has served as our non-executive Chairman of the Board of Directors. Our Corporate Governance Principles also provide that in the event that the Chairman of the Board of Directors is not an independent Director, the Board should elect a “Lead Independent Director.” The responsibilities of the Chairman of the Board of Directors or the Lead Independent Director include: setting the agenda for each meeting of the Board, in consultation with the Chief Executive Officer; presiding at executive sessions; and facilitating communication with the Board, executive officers and stockholders.

Separating the positions of Chief Executive Officer and Chairman of the Board of Directors allows our President and Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board of Directors to lead the Board in its fundamental role of providing independent advice to and oversight of management. The Board believes that having an independent director serve as Chairman of the Board of Directors is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

In addition, as described above, our Board has three standing committees, each chairman and each member of which is an independent director. Our Board delegates substantial responsibility to each committee of the Board, which reports their activities and actions back to the full Board. We believe that the independent committees of our Board and their chairpersons are an important aspect of the leadership structure of our Board.

Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full Board, our executive officers are responsible for the day-to-day management of the material risks Autodesk faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of the full Board in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of our executive officers’ appetite for risk and its determination of what constitutes an appropriate level of risk for Autodesk. The full Board receives updates from our executive officers and outside advisors regarding certain risks the company faces, including litigation, corporate governance best practices and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting and auditing matters; our Compensation and Human Resources Committee oversees our executive officer succession planning and risks associated with our compensation policies and programs; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Our Board committees report their findings to the full Board.

Senior executive officers attend all meetings of the Board and its standing committees and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. Annually, the Board holds strategic planning sessions with senior executive officers to discuss strategies, key challenges, and risks and opportunities for the company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any member of our Compensation and Human Resources Committee and the compensation committee of any other Company, nor has any such interlocking relationship existed in the past.

Nominating Process for Recommending Candidates for Election to the Board

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board and recommending candidates for election to the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.

•

The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.

•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge,

experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) relationships between directors and the Company’s customers and suppliers, and (4) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•

While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and the Company’s business in particular, (4) have qualifications that will increase overall Board effectiveness, (5) have varied and divergent experiences, viewpoints and backgrounds and (6) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board for selection, the director nominees.

The Corporate Governance and Nominating Committee does not have a formal written policy with regard to the consideration of diversity in identifying director nominees; however, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

On November 7, 2011, upon the recommendation of the Corporate Governance and Nominating Committee, the Board appointed Stacy J. Smith to the Board. The Board used the services of a third party search firm to help it identify, screen, conduct background investigations of and interview potential director candidates. Mr. Smith was recommended as a nominee to our Board by the third party search firm.

Attendance at Annual Stockholders Meetings by the Board

The Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders. The Company encourages, but does not require, directors to attend. Six of our nine directors then serving attended the Company’s 2011 Annual Meeting of Stockholders.

Contacting the Board

Communications from stockholders to the non-employee directors should be addressed to the non-executive Chairman as follows: Autodesk, Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903, Attention: Non-Executive Chairman.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

Our compensation objectives are to enhance long-term stockholder value by:

•	rewarding our executive officers for meeting or exceeding the Company’s strategic and financial goals, and individual performance goals; and

•	attracting, retaining and motivating high caliber executive officers who can meaningfully contribute to the success of our Company and demonstrate leadership for our employees.

These objectives guide the decisions of the Compensation Committee regarding compensation for our executive officers.

In practice, we seek to link compensation to performance and to the long-term interests of our stockholders by:

•	ensuring that our executive team has clear goals and accountability with respect to financial and nonfinancial corporate performance;

•

establishing compensation opportunities that are competitive with prevailing practices for our industry, the stage of our growth, and the dynamic and challenging technology labor markets in which we operate;

•	assessing performance against key companywide metrics as well as individual goals in order to achieve key elements of our overall operating goals;

•	utilizing a combination of plans that balance rewards for annual and longer-term performance, mitigating potential excessive risk-taking; and

•	using equity incentive vehicles that, at least in part, reward executives only if there is a long-term increase in the value of our stock.

Named Executive Officers

Throughout this proxy statement, the individuals included in the Summary Compensation Table beginning on page 40 are referred to as our “Named Executive Officers.” For fiscal 2012, our Named Executive Officers were:

•	Carl Bass, President and Chief Executive Officer

•	Mark J. Hawkins, Executive Vice President and Chief Financial Officer

•	Steven M. Blum, Senior Vice President, Worldwide Sales and Services

•	Pascal W. Di Fronzo, Senior Vice President, General Counsel & Secretary

•	Robert L. Kross, Senior Vice President, Manufacturing

The information in this discussion provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables and discussion contained below, beginning on page 41.

Summary of Executive Compensation in Fiscal 2012

This summary section is intended to help you understand how we met our compensation objectives described above during fiscal 2012 by:

•	structuring fiscal 2012 executive compensation in light of the macroeconomic environment and Company performance goals;

•	paying executive compensation based on financial and other performance during fiscal 2012; and

•	establishing and following sound compensation governance practices.

Relatively strong financial performance combined with a highly volatile global equity market affected our Named Executive Officers’ compensation in several ways, as described below.

Executive Compensation Decisions for Fiscal 2012

Our compensation program for fiscal 2012 was established at the beginning of fiscal 2012 during a period of relative strength for the Company’s stock price. While the global economy appeared to continue to stagnate, and many macroeconomic concerns remained from the prior year, the Company’s stock performance and overall financial performance was strong through the first two quarters of fiscal 2012 and as of the end of the second quarter of fiscal 2012. Our total stockholder return from January 31, 2010 to January 31, 2012 was approximately 51%.

Against this backdrop, our Compensation Committee set our Named Executive Officers’ compensation as follows:

•

Executive officers’ base salaries, including our Named Executive Officers’ salaries, were increased an average of 8%. This was done to reward the performance of the Company through the March 2011 timeframe and in recognition that base salaries for executive officer salaries had been frozen since fiscal 2009, even though our stock price had more than doubled during the period between March 2009 and March 2011.

•

Our short-term cash incentive plan (a cash bonus plan known as our Executive Incentive Plan or EIP) was set to fund at 100% of aggregate employee target payouts if we met our revenue growth and operating margin financial plan, and to fund at 100% (or more) of aggregate employee target payouts only if we meaningfully exceeded our plan.

•

In March 2011, stock grants to executive officers were comprised of a balanced combination of stock options with standard four year vesting and time-based RSUs with three year vesting. These grants were made to encourage executive retention and to further align our executive officers interests with stockholder interests. At the time stock grants were made to our executives officers, we were experiencing strong stock performance and overall financial performance, and the Compensation Committee evaluated individual performance and the grant value of our peer group in determining the sizes of the grants made.

•

In September 2011, additional special retention RSU grants were made to several of our executive officers, other than our CEO. These additional grants were made in light of the highly volatile macroeconomic conditions that increased retention risks, as well as to ensure stability in our senior leadership team as the Company embarked on planning through the remainder of the year for major transformation actions and related reorganization.

Given our performance through a complicated economic environment, the Compensation Committee sought to reward management while also providing meaningful incentives to achieving our financial goals and retaining key talent. Additionally, given the shift in the practice of our peer companies to greater use of RSUs, while base salary and short-term incentives were generally consistent with the elements of our programs in previous fiscal years, long term incentives shifted during the year to a greater use of RSUs, as described in greater detail, below.

Financial Performance in Fiscal 2012 and its Effect on Executive Compensation Earned for Fiscal 2012

We experienced an increase in demand for our products and services in all of the geographies and the majority of industries we serve during fiscal 2012 as compared to fiscal 2011. This positively impacted our financial results for the fiscal year and our stock price for the first half of the fiscal year. In addition, we continued to make progress in controlling our operating costs, which led to year over year improvements in our non-GAAP operating margin. We believe that the improvements in these areas are indications of a broad-based stabilization of our business—even though our stock price in the latter half of the year was heavily burdened by the uncertainty resulting from the domestic and European sovereign debt crises.

The table below sets forth the improvements in our revenue, non-GAAP income from operations and non-GAAP operating margin from fiscal 2011 to fiscal 2012:*

	Fiscal 2012	Fiscal 2011	Change
	(in millions of dollars)
Revenue	$2,215.6	$1,951.8	14%
Non-GAAP income from operations	$533.4	$418.8	27%
Non-GAAP operating margin	24%	21%	12%

Despite strong financial performance, as mentioned above, our stock price was extremely volatile during fiscal 2012. Our total stockholder return during fiscal 2012 declined 15%, with our stock price depreciating from $42.16 on the first trading day of fiscal 2012 to $36.00 on the last trading day of fiscal 2012, with the stock price reaching a high of $45.99 and a low of $23.41 during that period.

*	A reconciliation of GAAP to non-GAAP results is available in Appendix A.

Our revenue increased 14% during fiscal 2012 as compared to fiscal 2011, and our non-GAAP operating margin (which excludes stock-based compensation, amortization of certain purchased intangible assets, restructuring charges and impairment of goodwill) increased 27% during fiscal 2012 as compared to fiscal 2011. These results exceeded our expectations and the financial targets set at the beginning of fiscal 2012. As a result of our financial results for fiscal 2012, our Named Executive Officers’ compensation increased from fiscal 2011 levels. Specifically:

•	As a direct result of the Company exceeding its financial targets, our short-term cash incentive plan paid out above 100% of the target funding level set at the beginning of fiscal 2012.

•

Long-term equity incentives in fiscal 2012 continued to constitute a significant portion of each of our Named Executive Officers’ compensation. The cost to the Company of this compensation is reported in the compensation tables beginning on page 41. The value to our executives of this type of compensation is directly linked to the performance of our stock price over time, aligning our executives’ interests with our stockholders’ interests. As described above in this section, our stock price depreciated 15% during fiscal 2012, and as a result the intrinsic value of equity granted to our Named Executive Officers prior to fiscal 2012 decreased. Further, if our stock price does not appreciate above the exercise prices, the portion of the equity compensation that consists of stock options will have no value to our executives, despite the fact that it appears in the Summary Compensation Table.

Compensation Governance and Practices

We have implemented a number of compensation processes, policies and practices that are consistent with good governance of compensation practices:

•	Pay-For-Performance: We emphasize variable compensation balanced between annual and long-term performance (89% of fiscal 2012 Named Executive Officer compensation was variable).

•	Long-Term Performance Orientation: The majority of Named Executive Officer compensation (78% in fiscal 2012) is based on the long term performance of the Company.

•	Significant Stock Ownership: We have implemented mandatory stock holding requirements for our Named Executive Officers as of fiscal 2013 and annually monitor ownership progress.

•

Independent Compensation Practices: Our compensation policy for our Named Executive Officers is determined by our independent Compensation Committee, which is informed by an independent compensation advisory consultant.

•

No Change in Control Gross-Ups: The change in control program for our Named Executive Officers and other executive officers requires both a change in control of the Company and termination of employment (“double trigger”) and does not provide any “gross-ups.”

•

Effective Risk Management: We employ a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees, in addition, we have a “no-hedging” policy in our insider trading policy.

•

Relevant Benchmarking: The companies used to benchmark competitive compensation practices are reviewed each year, with adjustments made periodically to rebalance the group and improve its appropriateness, and supplements the use of survey data.

•	No Option Re-Pricing: Re-pricing of stock grants is prohibited without explicit stockholder approval.

•	Multi-year Equity Grant Vesting: Equity grants, stock options and restricted stock units (“RSUs”), typically have vesting periods of three years or more.

•

No Executive Benefits and Limited Perquisites: We do not, as a general practice, provide material benefits or special considerations to our executive officers that we do not provide to other employees.

Compensation Practices and Risk

Our Compensation Committee, in consultation with its independent compensation consultant, Pay Governance, has reviewed and discussed the concept of risk as it relates to our compensation program and the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	Our use of different types of compensation vehicles provides a balance of long and short-term incentives with fixed and variable components.

•

Our stock options and RSUs typically vest over a multi-year period of three years or more, and our stock options remain exercisable from four to ten years from the date of grant, encouraging participants to look to long-term appreciation in equity values.

•

The metrics used to determine the amount of a participant’s short-term cash incentive under our short-term cash incentive plan include Company-wide metrics. These Company-wide metrics include revenue and operating margin financial measures, which encourages profitable revenue.

•	Our Compensation Committee retains discretion to modify, reduce or eliminate short-term cash incentives that would otherwise be payable based on actual financial performance.

•

Our system of internal control over financial reporting, code of business conduct, and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our short-term cash incentive plan.

In order to focus our employees on achieving superior annual and long-term performance, we have structured the compensation mix of our employees so that a meaningful amount of their compensation is contingent on achieving or surpassing our annual goals and achieving superior returns for our stockholders.

Consideration of 2011 “Say on Pay” Advisory Note

At our 2011 Annual Meeting of Stockholders, over 84% of the votes cast in the advisory vote on executive compensation which were present and entitled to vote on the matter were in favor of the compensation of our named executive officers as disclosed in our 2011 proxy statement. In addition, our stockholders also strongly supported the recommendations of our Board that our stockholders be provided with the opportunity to submit an advisory vote on the compensation of our named executive officers every year. We believe that the outcome of these proposals evidences the commitment of our Compensation and Human Resources Committee of the Board (the “Compensation Committee”) to open dialogue with our stockholders regarding our executive compensation program, and the Compensation Committee has and will continue to consider these voting results and stockholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with our stockholders. After we reviewed the results of the 2011 advisory vote, we engaged with our major stockholders to obtain their perspectives on our executive compensation programs and used the results of those discussions to help us formulate our executive compensation programs.

Authority for Executive Compensation Decisions

As of the end of fiscal 2012, the Compensation Committee consisted of three independent, non-employee directors as defined by the listing standards of The NASDAQ Stock Market:

•	Steven M. West (Chairman)

•	Per-Kristian Halvorsen

•	Mary T. McDowell

The Compensation Committee:

•	Has the authority to approve the objective and structure of our compensation programs for our executive officers, including Named Executive Officers;

•	Is responsible for ensuring that our executive officer compensation programs are effectively designed, implemented and administered with sound corporate governance practices;

•

Aligns its decisions with our overall compensation objectives, and seeks to balance pay with performance and potential compensation risks to ensure long-term enhancement to our stockholder’s investments; and

•	Annually reviews and approves compensation for our President and Chief Executive Officer (“CEO”) and other executive officers, which includes:

•	base salaries;

•	short-term cash incentives;

•	equity incentive grants;

•	employment agreements and severance arrangements;

•	change-in-control provisions; and

•	other benefits or compensation arrangements.

In determining our CEO’s compensation, the Compensation Committee solicits input from the full Board before making final decisions.

In addition, the Board has delegated to the Compensation Committee authority to grant stock options, RSUs and other equity grants to Autodesk’s executive officers and other employees. The Compensation Committee’s charter and additional information about the Compensation Committee are available at www.autodesk.com under “Investors—Corporate Governance.”

Role of Company Management in Compensation Decisions

The Compensation Committee sets compensation for our executive officers, including our Named Executive Officers.

Certain officers such as our CEO; Senior Vice President of Human Resources and Corporate Real Estate; the Vice President responsible for compensation and benefits; and other employees from our Human Resources, Finance, and Legal organizations may assist and support the Compensation Committee by, for example, developing compensation proposals for Compensation Committee consideration, analyzing competitive compensation information, and providing analyses of the status of compensation programs such as levels of equity ownership held by executive officers and gains in equity holdings that remain contingent upon subsequent vesting provisions. However, these individuals do not have decision-making authority in regards to executive officer compensation, and our CEO is not present during the Compensation Committee’s deliberations or voting on his compensation.

Our CEO annually reviews the performance of our other executive officers, including the other Named Executive Officers, with our Compensation Committee. As part of this review, the CEO recommends salary adjustments, short-term cash incentives and equity incentive awards, promotions, and other compensation and benefits. The Compensation Committee reviews these recommendations, but has final authority to set these amounts in its discretion.

In all cases, ultimate discretion for the level, type and mix of executive compensation in total and for each individual executive officer rests with the Compensation Committee.

Use of Outside Consultants

While management may use compensation consultants to assist in the evaluation of CEO or executive officer compensation, the Compensation Committee has the sole authority to retain and terminate its own independent compensation consultant as it deems appropriate and did so in fiscal 2012 as described below. The compensation consultant’s role is to provide independent third-party advice to assist the Compensation Committee in evaluating and designing our executive compensation policies and programs. While the compensation consultant reports directly to the Compensation Committee, there is interaction between the compensation consultant and our employees as part of the process of providing executive compensation data to the Compensation Committee. In addition, the compensation consultant and our executive officers discuss overall Company goals and objectives.

The Compensation Committee also has authority to obtain independent advice and assistance from internal or external legal, accounting, or other advisors.

Independent Advisor Engaged in Fiscal 2012	Activities

Pay Governance

•   Advised the Compensation Committee on executive compensation decisions

•   Assisted in evaluating the peer group of companies the Compensation Committee uses to identify competitive compensation trends and levels (see “Benchmarking of Compensation” below)

•   Provided relevant market data, including competitive and best practices.

Benchmarking of Compensation

To ensure that our executive compensation practices, including base salaries, target short-term cash incentives, and equity grants, are competitive and meet our compensation objectives, the Compensation Committee uses the independent third-party executive compensation data and services referenced above. The data and services reviewed by the Compensation Committee provide information on the compensation practices of a group of companies in our industry as well as competitors for executive talent (collectively, our “peer group”).

The Compensation Committee uses the compensation information about the pay practices of our peer group, and broader technology industry practices, to assist it in its decisions about overall compensation; the elements of compensation; the amount of each element of compensation; and relative compensation among our executive officers. In fiscal 2012, in addition to the support provided by Pay Governance, the Compensation Committee used as reference material executive compensation information and data provided by AON/Radford and Equilar.

Specifically, the total compensation target for each of our executive officers is set to be within the mid-range of total compensation packages for similar jobs offered by companies in our peer group. In practice, actual compensation awards may be above or below that typical of the peer group, depending on Company performance and individual experience, skills and performance of each executive officer.

We believe that targeting the range of total compensation packages of our peer companies keeps our compensation competitive and within market norms, while also providing flexibility for increases in compensation for those executive officers demonstrating extraordinary leadership and contribution to the Company and particular skills or expertise.

For fiscal 2012 pay review and determinations, the companies in our peer group are listed below.

Benchmark Companies
Adobe Systems Incorporated	Electronic Arts, Inc.
BMC Software, Inc.	Intuit, Inc.
CA, Inc.	McAfee (Acquired by Intel)
Cadence Design Systems Inc.	NetApp, Inc.
Citrix Systems, Inc.	Symantec Corporation
eBay, Inc.	VMware, Inc.
EMC Corporation	Yahoo! Inc,

These companies all have headquarters located in the San Francisco Bay Area, with the exception of BMC Software with headquarters in Houston, Texas; CA, Inc. with headquarters in Islandia, New York; and EMC Corporation with headquarters in Hopkinton, Massachusetts.

Our peer group is reviewed and updated, as necessary, each year to ensure that the comparisons are meaningful. Several factors are considered in selecting our peer group, including industry, products and services offered, revenue level, geographic location, and competition for executive talent in our labor markets. For fiscal 2013, the companies in our peer group are listed below.

Benchmark Companies
Activision Blizzard, Inc.	Intuit, Inc.
Adobe Systems Incorporated	NetApp, Inc.
Akamai Technologies Inc.	Nuance Communications, Inc.
BMC Software, Inc.	Parametric Technology Corporation
CA, Inc.	Symantec Corporation
Citrix Systems, Inc.	VMware, Inc.
Electronic Arts, Inc.	Yahoo! Inc.

The changes to our peer group for fiscal 2013 result in a peer group that more closely reflects Autodesk’s size, financial performance and stock price performance.

Elements of Executive Compensation Programs

Autodesk’s executive compensation program has three key components:

•	base salary;

•	short-term cash incentive; and

•	long-term equity incentives.

The Company also provides a comprehensive benefits program and, under certain circumstances, severance.

These programs are designed to attract, retain, and motivate highly effective executive officers to achieve our business goals and improve stockholder value, by linking compensation to our overall strategic and financial performance, while seeking to ensure that our executive officers do not take unnecessary or excessive risks that could harm the Company and our stockholders. These programs are also intended to mitigate potential conflicts between incentives that benefit any one executive to the detriment of the Company and our stockholders. Although the amount and mix of each of these three key components generally are determined by objective assessment, the Compensation Committee retains and exercises judgment and subjective assessments in its ultimate compensation decisions.

Elements of Executive Compensation Program	Purpose

Base Salary

Base salary provides fixed annual cash compensation set at a competitive level that recognizes the scope, responsibility and skills required of the position.

Base salary compensation is a reliable source of income for our executive officers, an important part of retaining our executive officers, and is not subject to the variability of the short-term cash incentive and long-term equity incentive components of our executive compensation programs.

Short-term Cash Incentive Plan and Sales Commissions

Our annual short-term cash incentive plan is intended to motivate and reward participants to ensure Autodesk achieves its annual financial and non-financial objectives as well as individual objectives.

Sales commissions are a portion of total targeted cash compensation designed to motivate sales executives to achieve revenue and contribution targets.

Long-term Incentives—Equity-based Compensation

Equity incentive awards provide employees and executive officers the opportunity to be rewarded for increases in our stock price, which we believe aligns the interests of our employees and executive officers with those of our stockholders.

•   Stock options have historically been our primary equity incentive vehicle and are intended to direct executive attention to the importance of sustained, long-term growth and profitability.

•   Restricted stock units are granted as an additional retention tool to provide compensation to our executive officers despite the volatility of our stock price. There has been a significant shift in the technology industry toward greater use of RSUs and away from the use of stock options. With this evolution, we submitted to our stockholders the 2012 Employee Stock Plan to allow for greater flexibility in granting RSUs and performance stock units to our employees, including our executive officers. Our stockholders approved the 2012 Employee Stock Plan and we intend to move forward with a philosophy of using RSUs and performance stock units as a vehicle for long-term incentives.

Both stock options and RSUs are commonly used equity awards in the software and technology industry, and have become integral components of competitive compensation in our industry.

Vesting periods are generally three years (in the case of RSUs) and four years (in the case of stock options), and encourage employees and executive officers to remain with the Company and focus on longer-term results.

Benefits/Perquisites	Benefit programs include medical, 401(k) matching, non-qualified deferred compensation plan, life insurance, paid time off and leaves of absence. We also provide for supplementary non-core benefits to accommodate regulatory, cultural and/or practical differences in the different geographies in which we have operations.

Compensation Program Design and Practices

Base Salary

Each of our executive officers is assigned to an executive salary grade level and associated pay range based on an internal assessment of each position’s impact and scope of responsibility. The midpoints of the salary ranges are developed to reflect the increasing scope of responsibility at progressively higher executive levels and to remain competitive within our peer group. The midpoint of each range generally falls in the middle range of pay for similar jobs within our peer group. In general, an executive officer who is new or less experienced in his or her role will be paid lower in the range than an executive officer who has demonstrated proven performance in his or her role for many years, is highly proficient in the skills required for his or her role and applies those skills to very high levels of achievement.

We believe that generally targeting the overall range of salary compensation of our peer group keeps our salary component competitive and balanced, and provides the Compensation Committee the flexibility to increase compensation in its discretion.

Base salaries for executive officers are set annually by the Compensation Committee, typically at its March meeting. Promotion or any appropriate adjustments required during the year may be approved at other meetings. In March 2011, the Compensation Committee considered the benchmark analysis of base salary of our peer group, our CEO’s assessment of each executive officer’s experience, skills and performance level, the general state of the economy and the Company’s performance. For the CEO, the Compensation Committee consulted the full Board to conduct a similar assessment of his experience, skills and performance.

Based on those factors in aggregate, and the general state of the economy specifically, our executive officers’ base salaries were increased, on average by 8% in fiscal 2012, which reflects the promotional increase for one of our Named Executive Officers (Steven Blum), as well as increases to mitigate the prior two years of salary freeze.

Short-term Cash Incentive Plan

The structure of our stockholder approved short-term cash incentive plan provides the Compensation Committee with the authority to provide short-term cash incentives that qualify as deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, provided that certain steps are taken each year. If such steps are not taken by the Compensation Committee, our short-term cash incentive plan still acts as a short-term cash incentive plan, but without qualifying as deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. For fiscal 2012, the Compensation Committee elected not to take steps under our short-term cash incentive plan to create qualifying deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Funding of the short-term cash incentive plan was dependent on the achievement of certain revenue and non-GAAP operating margin levels for fiscal 2012. Details of those amounts are provided below. Non-GAAP operating margin for fiscal 2012 excluded certain costs and expenses, including stock-based compensation expense, amortization of certain purchased intangibles, restructuring charges and goodwill impairment charges. We believe that the use of a non-GAAP operating margin rather than a GAAP operating margin focuses our executive officers on the on-going operations of our business and encourages long-term growth strategies such as acquisitions and in-process research and development investments.

Elements of short-term cash incentive plan performance criteria include financial performance targets and individual performance. All participants share the same financial performance goals, which are focused on annual revenue growth and profitability, as described in greater detail below. All participants also have unique annual non-financial individual performance goals that consist of specific business objectives and management effectiveness goals. Although the financial performance targets are objective and quantitative, the individual performance goals are subjective, qualitative and permit the Compensation Committee to use discretion in determining the success of these criteria.

Target Awards

The Compensation Committee set target short-term cash incentive amounts for each eligible participant based on his or her salary grade. These targets are percentages of such executive officer’s salary, and range from 125% in the case of our CEO to 20% in the case of our Senior Vice President, Worldwide Sales and Services (who is also eligible for commission payments). These targets are set against each executive officer’s annualized base salary. An executive officer may receive amounts below or above this target award. Target awards for our Named Executive Officers under the short-term cash incentive plan were each approximately:

Short-Term Cash Incentive Plan Participant	Short-Term Cash Incentive Target (as % of base salary)
Carl Bass, President and Chief Executive Officer	125%
Mark J. Hawkins, Executive Vice President and Chief Financial Officer	75%
Steven M. Blum, Senior Vice President, Worldwide Sales and Services	20%
Pascal W. Di Fronzo, Senior Vice President, General Counsel & Secretary	75%
Robert L. Kross, Senior Vice President, Manufacturing	75%

Financial Targets

For fiscal 2012, the Compensation Committee also set financial performance targets that increased funding with an increase of revenue and non-GAAP operating margin. The following represents funding at two financial performance levels: below “Target Performance” and at or above “Target Performance”:

•	Anything below the “Target Performance” target would have resulted in less than 100% funding, decreasing to 0% funding at the lowest extreme.

•	Anything at or above the “Target Performance” target would have resulted in more than 100% funding.

Fiscal 2012 Performance Targets

Performance Level	Performance Target	Funding as a % of Target Funding
“Target” Performance	Revenue: $2.152 billion Non-GAAP Operating Margin: 23.5%	100% of Target Funding

Individual Performance Goals

For fiscal 2012, each named executive officer’s individual performance goals were to support the following broad corporate performance goals:

Fiscal 2012 Broad Corporate Goals

Exceed $2.15 billion in revenue and 23.5% operating margin (non-GAAP)

Reinvent our customers’ experience in all of their interactions with Autodesk

Make Autodesk a Great Place to Work

Make Autodesk the recognized leader in 3D design, engineering and entertainment software

Fiscal 2012 Results. For fiscal 2012, the Company’s revenue was approximately $2.22 billion and non-GAAP operating margin was approximately 24.1%.

The achievement of these financial targets resulted in an overall annual short-term cash incentive funding at 114% of the otherwise target short-term cash incentives which are described below. For fiscal 2012, the Compensation Committee assessed each participant’s individual goals, including management effectiveness and achievement of the broad corporate goals. Based on these factors, including the financial performance targets outlined above, a participant may receive actual short-term cash incentive that is larger or smaller than his or her target award amount, or may receive no short-term cash incentive whatsoever. The actual award for executive officers reflects a combination of the target award, financial performance, and assessment of the individual’s performance during the year, and reflects the discretionary authority of the Compensation Committee.

Actual Awards to Individuals. As discussed above, the Compensation Committee determines the actual awards based not only on the financial performance targets discussed above, but also on an evaluation of each individual’s performance. The Compensation Committee makes these determinations using its discretion, and the Compensation Committee does not specifically weight any particular factor nor apply any prescribed formula in determining the amount of the actual awards.

At its March 2012 meetings, the Compensation Committee reviewed our financial performance and the individual performance of each of our Named Executive Officers for fiscal 2012. The achievement of the financial performance targets resulted in an overall annual short-term cash incentive funding at 114% of the target short-term cash incentive amounts.

Accordingly, at its March 2012 meeting, the Compensation Committee approved short-term cash incentive plan payouts for Named Executive Officers approximately as follows:

Participant	Approved Short-Term Cash Incentive Plan Payout % of Base Salary	Short-Term Cash Incentive Plan Payout as % of Target Award

Carl Bass, President and Chief Executive Officer	136.8%	109%

Mark J. Hawkins, Executive Vice President and Chief Financial Officer	83.6%	112%

Steven M. Blum, Senior Vice President, Worldwide Sales and Services (1)	24.0%	120%

Pascal W. Di Fronzo, Senior Vice President, General Counsel and Secretary	86.4%	115%

Robert L. Kross, Senior Vice President, Manufacturing	85.5%	114%

(1)	The percentages noted for Mr. Blum only represent his participation in the short-term cash incentive program excluding sales commission based awards. See the discussion below for details on his full short-term cash incentive including sales commission based awards.

Details of these amounts can be found in the “Executive Compensation—Summary Compensation Table and Narrative Disclosure” below.

Short-term Cash Incentive—Autodesk Sales Compensation Plan. In addition to at-risk compensation under the short-term cash incentive plan, Mr. Blum, our Senior Vice President, Sales and Services, had a portion of his targeted cash compensation tied to sales commissions based on achievement of specific revenue and contribution margin objectives. For fiscal 2012, Mr. Blum’s commission-based cash incentive target was set at approximately 41% of his overall targeted cash compensation, which includes base salary and short term cash incentives (including commission-based cash incentive). Of this 41% target, approximately 36% related to the achievement of a specific revenue objective, and approximately 5% related to a specific contribution margin objective. Payouts for the revenue objective target set for Mr. Blum did not have a pre-set maximum limit, although the payouts for the contribution margin objective did have a preset maximum limit equal to the target amount. For fiscal 2012, the Company’s revenue exceeded the target set for Mr. Blum, which was the target set for our short-term cash incentive plan, noted above. In addition, Mr. Blum met the contribution margin threshold set for him.

Given the market environment that the Company faced in fiscal 2012, the Company believes that targets set for Mr. Blum’s commission-based cash incentive represented a reasonable but achievable target. As a result of Mr. Blum exceeding these targets, Mr. Blum’s actual commission-based cash incentive was 101% above his target and comprised approximately 39% of his overall actual cash compensation. Details of the amounts paid to Mr. Blum as sales commissions can be found in the table below, as well as in the “Executive Compensation—Summary Compensation Table and Narrative Disclosure” below.

	Target Short- Term Cash Incentive Compensation	Percent of Target Short- Term Cash Incentive Compensation	Actual Short- Term Cash Incentive Compensation	Percent of Actual Short- Term Cash Incentive Compensation
Sales commissions - revenue	$262,500	70.0%	$265,254	67.6%
Sales commissions - operating margin	37,500	10.0%	37,500	9.5%
Short-term cash incentive plan (EIP)	75,000	20.0%	90,000	22.9%

	$375,000	100.0%	$392,754	100.0%

Long-term Incentives—Equity-based Compensation

In determining actual grants of stock options and RSUs to executive officers, the Compensation Committee considers several factors, including the unvested option and RSU position of each executive officer, the value of those options and RSUs compared to other Company executive officers, the mix of incentives between options and restricted stock units, competitive pay practices within our peer group and the individual performance of the executive officer.

As described above, we have seen a dramatic shift in the practices of our peer companies to significantly greater use of RSUs. As the design of our 2008 Employee Stock Plan, as amended and restated (“2008 Employee Stock Plan”) hindered our ability to effectively use equity awards to meet our compensation objectives by severely limiting our ability to use RSUs, we sought additional flexibility in the design of our stock plan to ensure that our equity compensation plans accomplished our goals to attract, retain and motivate our employees, management and non-employee directors under changing economic conditions and competitive practices. To keep in line with our peer group, with the approval of our stockholders, the Board approved a new 2012 Employee Stock Plan and 2012 Outside Directors’ Stock Plan in January 2012, which provides for a fungible share design feature, whereby both stock options and RSUs can be employed as attraction, incentive and retention tools. This fungible design allocates granted RSUs as 1.79 shares against our available stock pool, in recognition of the greater value provided by RSUs vs. stock options.

The Compensation Committee uses “new hire,” “promotion,” and “ongoing” stock grant guidelines in determining the appropriate size of grants. The stock grant guidelines reflect the range of typical competitive practices of our peer group. The Compensation Committee has authority to exceed these guidelines within the limits prescribed under the stock plan approved by stockholders. Our 2008 Employee Stock Plan limited any individual option grant to 1,500,000 shares and any restricted stock grant (including RSUs) to 300,000 shares, except grants to individuals in their first fiscal year of service. In that case, the limit is 3,000,000 shares for an option grant, and 600,000 shares for a restricted stock awards (including RSUs). Our stockholders approved our new equity plan on January 6, 2012 (“2012 Employee Stock Plan”) which increases the limits on any restricted stock grant (including RSUs) to 750,000 shares, except grants to individuals in their first fiscal year of service. In that case, the limit is 1,500,000 shares for a restricted stock awards (including RSUs). No options, restricted stock or RSUs were issued under the 2012 Employee Stock Plan in fiscal 2012.

All equity grants to executive officers are made by the Compensation Committee. Approval of annual equity grants for executive officers occur at regularly scheduled quarterly meetings of the Compensation Committee.

Historically, the Compensation Committee has approved equity grants to newly-hired executive officers at its first quarterly meeting following the executive officer’s hire date, although the Compensation Committee may also approve equity grants to newly-hired executive officers at the Compensation Committee meeting at which the appointment of the new executive officer is approved. The Compensation Committee also approves promotion grants at the Compensation Committee meeting at which the promotion is approved, or at the next quarterly Compensation Committee meeting following the promotion.

Although long-term incentives through equity awards represented a significant portion of most of our Named Executive Officers’ total fiscal 2012 compensation, it represents a variable component of compensation for which full value may not be realized due to stock market conditions, availability of trading windows, vesting conditions, expiration of the awards and the like.

Use of Performance-Based Stock Units in Fiscal 2013. For fiscal 2013, our Compensation Committee updated our equity grant strategy for executive officers and all other officers. During fiscal 2013, the Compensation Committee plans to issue equity grants that are evenly split between time-based vesting RSUs and performance based vesting RSUs for executive officers and others. The use of performance based vesting restricted stock units will more closely align Company’s management with the interests of our stockholders, while allowing the Company to remain competitive with its equity compensation strategy.

Equity Incentive Deferral Plan. The Equity Incentive Deferral Plan (the “Deferral Plan”) encourages our executive officers to maintain equity ownership in the Company, which we believe aligns the interests of our executive officers with those of our stockholders. Under the Deferral Plan, eligible executive officers, including certain Named Executive Officers, may elect to defer up to 50% of their cash incentive award earned under the short-term cash incentive plan, and have any such deferred amounts granted in the form of RSUs (the “Base RSUs”). The Base RSUs are fully vested as of the date of grant and have a distribution date on or about the third anniversary of the grant date. As an incentive for participating in the Deferral Plan, for every three Base RSUs purchased by a participating executive, the Company issues one additional RSU (the “Premium RSUs”). The Premium RSUs are granted with a vesting date and a distribution date on or about the third anniversary of the grant date.

Executive officers may make an election to participate in the Deferral Plan no later than the end of the calendar year immediately prior to the year in which such services are to be performed.

Equity Grant Policies. Our Board has established the following policies to govern the granting of equity awards:

Limitation on Number of Equity Awards Granted	For fiscal 2012, the aggregate number of shares underlying equity awards granted under our 2008 Employee Stock Plan was limited to no more than 4.0% of our outstanding Common Stock as of the end of fiscal 2011. No equity awards were granted under our 2012 Employee Stock Plan for fiscal 2012. The 4.0% limitation was increased during the fiscal year from the previous limitation of 3.5% in order to allow the Company to be more competitive with its use of long term equity as an incentive and in line with our peer companies.

The 4.0% limitation calculation was based on total (“gross”) awards and is not net of cancellations or forfeitures. In calculating whether the 4.0% limitation had been reached, no equity awards issued in connection with a merger, acquisition, or similar business combination or the appointment of new senior executive officers, such as a chief executive officer, chief financial officer, or chief operating officer, were included in the calculation for total shares granted. In addition, each RSU granted is counted as two shares toward this limitation.

For fiscal 2012, the aggregate number of equity grants represented less than 4.0% of our common shares outstanding as of January 31, 2011.

Prohibition Against Stock Option Re-pricing	Re-pricing of stock options is prohibited without stockholder approval. This restriction exists in all of our equity plans, including our 2008 Employee Stock Plan, 2012 Employee Stock Plan, 2010 Outside Directors’ Stock Plan and 2012 Outside Directors’ Stock Plan.

Non-statutory Stock and Incentive Stock Options	In general when issuing options, we issue only non-statutory stock options to employees and executive officers, with the exception of grants to those executive officers subject to the stock ownership guidelines described below.

We have limited our use of incentive stock options (ISOs) because of the heavier financial burden they place on the Company. However, because ISOs provide special tax advantages to the recipient if the stock is held for a certain period of time following exercise, we provide ISOs to certain executive officers to facilitate their meeting our stock ownership guidelines discussed below. ISOs are granted to these few individuals only to the extent allowable by applicable Internal Revenue Code limits. Any excess options are non-statutory stock options.

Stock Option Grant Exercise Price	For fiscal 2012, the exercise price for stock option grants equaled the fair market value of the Company’s Common Stock on the date of grant. This is defined as the closing price quoted on the NASDAQ Global Select Market on the grant date.

Stock Grant Vesting and Expiration	All stock options granted in fiscal 2012 vest according to the nature of the grant and the level of the recipient. All stock options granted to executive officers in fiscal 2012, expire ten years from the date of grant.

•

Executive Officer and all other vice president stock option grants (new hire, promotion and performance grants) have four-year vesting, with one-fourth of the total grant vesting on each grant anniversary date for four years.

•	Other non-vice president stock option grants have three-year vesting, with one-third of the total grant vesting on each grant anniversary date for three years.

•	Standard new hire stock option grants (50 to 100 shares, depending on country) vest in full on the one-year anniversary of the grant date.

Typically, other than “base RSUs” acquired in exchange for cash otherwise payable under our short-term cash incentive plan, RSUs granted to our executive officers vest in full on or about the third anniversary of the grant date.

Stock Ownership Guidelines for Executive Officers and Prohibition on Hedging	The Board believes that stock ownership by executive officers is important to tie the risks and rewards inherent in stock ownership of the Company to our executive officers. Consequently, the Board had adopted guidelines for executive officer stock ownership. During fiscal 2012, these voluntary ownership guidelines provided that executive officers are encouraged to hold a fixed number of shares for each level of executive officer rather than a multiple of salary. This is intended to create clear guidelines that tie a portion of our executive’s net worth to the performance of our stock price.

The current stock ownership guidelines are as follows:

Position	Ownership Guidelines
Chief Executive Officer	100,000 shares
Executive Vice President	30,000 shares
Senior Vice President	15,000 shares

These voluntary stock ownership guidelines were applicable only to those executive officers who are also subject to Section 16 of the Exchange Act. Our executive officers have four years from either December 2008 or the promotion to a new, higher-level position, whichever is later, to achieve the recommended levels of stock ownership to comply with these voluntary stock ownership guidelines. The executive can achieve the recommended levels through exercising vested stock options or by purchasing stock either in the open market or through the Employee Stock Purchase Plan. For purposes of achieving the voluntary stock ownership guidelines, both vested and unvested restricted stock and RSUs are counted towards the voluntary guidelines.

As of the end of our fiscal 2012, all Named Executive Officers met the voluntary stock ownership guidelines outlined above.

Commencing in fiscal 2013, the Board adopted mandatory stock ownership guidelines based on the previously approved guideline levels and allowed our executives four years from either December 2012 or the promotion to a new, higher-level position, whichever is later, to achieve the required levels of stock ownership.

Under the Company’s insider trading policy, all employees, including members of the Board and executive officers, are prohibited from trading put and call options relating to the Company’s stock, or in making “short sales” of the Company’s stock.

In fiscal 2012, stock options and RSUs were the only equity grants made to our executive officers. At its March 2011 meeting, the Compensation Committee reviewed the factors discussed above and awarded options to the Named Executive Officers based on individual performance and grant values of our peer group for comparable executive officers. In March 2011, the Compensation Committee also approved grants of RSUs in connection with the Equity Incentive Deferral Plan described below, for short-term cash incentives awards made in March 2012, relating to fiscal 2012. Please see “Executive Compensation—Grants of Plan-Based Awards in fiscal 2012,” below for grants made to our Named Executive Officers during fiscal 2012.

Pay Mix

In order to focus our executive officers on achieving superior annual and long-term performance, we have structured our executive officers’ compensation mix so that the majority of their compensation is contingent on achieving or surpassing our annual goals and achieving superior returns for our stockholders. In fact, in fiscal 2012, short-term annual incentives together with long-term equity increased as a proportion of total compensation mix.

Total Annual Cash Compensation

Total annual cash compensation is made up of a base salary and the short-term cash incentives described above. The ratio of an executive officer’s base salary and short-term cash incentive target reflects the strong importance that we place on superior performance and achievement. Most of our Named Executive Officers have a significant portion of their annual eligible cash compensation contingent on corporate and individual performance, and that portion was increased in fiscal 2012.

Total Equity Incentive Compensation

In addition, we want our executive officers focused on long-term achievements that build value for our stockholders. We believe that consistent and prolonged appreciation of our stock price and the building of Company market capitalization are key measures of success. We use stock option and increasingly RSU awards to align our executive officers and their efforts with the interests of our stockholders. Because our executive officers and their decisions and judgment are critical to our long-term success, the majority of their overall compensation is aligned with Company and stockholder value creation.

Actual Pay Mix for Fiscal 2012

For fiscal 2012, the pay mix of our three main components of compensation (base salary, short-term cash incentive and long-term equity compensation) for the Named Executive Officers is shown below. The pay mix generally reflects our objective of providing a large portion of our executive officers’ compensation through long-term equity compensation. Naturally, this mix varies depending on a number of factors, including stock price changes, overall Company performance and individual performance. Amounts in the chart below are based on what was paid or granted during fiscal 2012. Base salary is the amount of each Named Executive Officer’s actual annual base salary. Short-term cash incentive is the actual short-term cash incentive payout. Long-term equity incentive amounts represent aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). These amounts do not necessarily correspond to the actual value that will be realized by the Named Executive Officers upon exercise or sale of the awards. In addition, our officers may from time to time receive other compensation as described in more detail in “Executive Compensation—Summary Compensation Table and Narrative Disclosure,” below.

Long-term equity incentive compensation constitutes the largest single component of compensation of our Named Executive Officers’ overall compensation in fiscal 2012. For our Named Executive Officers, overall cash compensation for fiscal 2012 was more heavily weighted towards short-term incentives than base pay. This mix between fixed base salary and cash incentives is consistent with our pay-for-performance philosophy and is comparable to that for similar positions reviewed in our peer group.

Perquisites and Other Benefits – Design and Practices

Program	Summary Description

Benefits	We offer a variety of benefits programs to all employees, including executive officers. The benefits that our executive officers receive are the same as those of other full-time employees in the same geography.

For example, in the United States, benefits include medical, vision, dental, employee and dependent life insurance, employee and dependent accidental death and dismemberment insurance, short-term disability, long-term disability, and financial programs such as a 401(k) plan and flexible spending accounts. We also reimburse employees for certain types of relocation expenses.

Nonqualified Deferred Compensation	United States-based executive officers are eligible to participate in our Nonqualified Deferred Compensation Plan. The plan is designed to allow eligible employees to make pretax contributions through compensation deferrals to the plan and receive tax-deferred investment returns on the contributions similar to the 401(k) plan.

This benefit is incremental to the 401(k) plan and is available to a limited group of United States-based officers and high level managers. The assets of our Nonqualified Deferred Compensation Plan are held in a rabbi trust. Similar to the 401(k) plan, earnings are not guaranteed.

Perquisites	From time to time, when deemed appropriate by the Compensation Committee, we provide certain executive officers perquisites that we believe are either competitively prudent or in the Company’s best interest.

In fiscal 2012, we provided Mr. Hawkins, our Executive Vice President and Chief Financial Officer, with certain living expenses due to the distance between his home and the Company’s headquarters. Please see “Executive Compensation—Summary Compensation Table and Narrative Disclosure,” below for the aggregate amount of such perquisites. In addition, certain other non-material perquisites were provided to certain Named Executive Officers, as noted in the “Executive Compensation—Summary Compensation Table and Narrative Disclosure,” below. Otherwise, we do not, as a general practice, provide material benefits or special considerations to our executive officers that we do not provide to other employees.

Tax and Accounting Considerations

In designing our compensation programs, we have considered tax and accounting implications, including the following.

Program	Tax and Accounting Consideration

Accounting for Stock-Based Compensation	We account for stock-based compensation in accordance with the requirements of ASC 718. We also take into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Executive Change in Control Program

We have structured our Executive Change in Control program so that in the event payment of benefits constitutes a “parachute” payment under Section 280G of the Internal Revenue Code, we will revise and limit the payment so that we do not incur additional tax burden on behalf of the participant. For more information, refer to the “Executive Change in Control Program” section on page 47.

Short-term Cash Incentive Plan	The short-term cash incentive plan is structured so that if so desired by the Committee, the plan can comply with the requirements of Section 162(m) of Internal Revenue Code, which allow certain payments under the plan to be deductible for federal income tax purposes.

As discussed above, in fiscal 2012, the tax benefits otherwise available under our short-term cash incentive plan were not available to us, because we did not meet the conditions required under Section 162(m) of the Internal Revenue Code.

Equity Incentive Deferral Plan	The Equity Incentive Deferral Plan is structured to comply with the requirements of Section 409A of the Internal Revenue Code, which imposes limitations and conditions on nonqualified deferred compensation plans and arrangements, including requirements relating to when amounts under such plans may be made, acceleration of benefits, and the timing of elections under such plans.

Post-Employment Obligations

Obligation	Summary Description

Employment Agreement with Mr. Bass	We have entered into an employment agreement with Carl Bass, our President and Chief Executive Officer. Throughout fiscal 2012, this agreement provided general protection for Mr. Bass in the event of termination without cause or resignation for good reason (including change of control). We believe that Mr. Bass’s employment agreement provided a valuable tool to retain his services during fiscal 2012. We believe that the protections afforded to him in the event of a change of control provide us with an increased level of confidence that he will remain with the Company up to and for some period of time after a change of control. This in turn provides continuity in the event of a change in control, which we believe may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control in the Company. This employment agreement was amended and restated on March 8, 2012. Details of the agreements for Mr. Bass can be found beginning on page 48.

Change in Control Program	In March 2006, the Board approved an amended Executive Change in Control Program, in an effort to ensure the continued service of our key executive officers in the event of a future change of control of the Company. In December 2008, the Board approved an amended and restated Executive Change in Control Program which updated the Executive Change in Control Program approved in March 2006 to conform to certain new tax provisions. Further amendments were made in December 2010. Each Named Executive Officer, among other employees, participates in the Executive Change in Control Program.

We believe that the Executive Change in Control Program provides us with a valuable tool to retain the services of our executive officers and provides us with an increased level of confidence that our executive officers will remain with the Company for some period of time after a change in control. This in turn provides continuity in the event of a change in control, which we believe may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control of the Company. We do not provide any “gross-up” payments in our Executive Change in Control Program.

Please see “Executive Compensation—Change in Control Arrangements and Employment Agreements,” below for more information regarding the Employment Agreement with Mr. Bass, the Executive Change in Control Program and potential payments in connection with terminations occurring after a change in control.

Compensation Committee Report

The Compensation and Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Steven M. West, Chairman
Per-Kristian Halvorsen
Mary T. McDowell

Summary Compensation Table and Narrative Disclosure

This narrative discussion, as well as the table and footnotes below, provide a summary of our Named Executive Officers’ compensation for the fiscal years ended January 31, 2012, 2011 and 2010. The Named Executive Officers are Carl Bass (President and Chief Executive Officer), Mark J. Hawkins (Executive Vice President and Chief Financial Officer), and the next three most highly compensated individuals who were serving as executive officers of Autodesk on January 31, 2012, the last day of our most recent fiscal year. For information on our compensation objectives, see the discussion under the heading “Compensation Discussion and Analysis.”

Salary—Named Executive Officers are paid a salary which reflects the dollar value of cash base salary earned by each executive during the relevant fiscal year. We did not provide equity or other non-cash items to our Named Executive Officers as salary compensation during fiscal 2012, 2011 or 2010.

Bonus—This column represents payments made to our Named Executive Officers for amounts that relate to signing bonuses, as in the case of Mr. Hawkins who received a sign-on bonus paid in two equal $100,000 installments in each of fiscal years 2010 and 2011, and other miscellaneous payments, like the $950 payment made to Mr. Bass in recognition of his 10th anniversary of service at Autodesk.

Stock Awards and Option Awards—The value of RSU awards and option awards included in the “Stock Awards” and “Option Awards” columns of the following table represents the grant date fair value of stock and option awards granted during the fiscal year. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal year 2012 Annual Report on Form 10-K filed on March 15, 2012. These amounts do not correspond to the actual value that will be realized by the Named Executive Officers upon the vesting of RSUs, the exercise of stock options, or the sale of the Common Stock underlying such awards.

Equity and Non-Equity Incentive Plan Compensation—Non-equity incentive plan compensation represents amounts earned for services performed during the relevant fiscal year pursuant to our short-term cash incentive plan for all executive officers shown. Amounts earned under our short-term cash incentive plan are paid in cash unless a participant elects to defer a portion of the earned amount as RSUs; see note (e) below and “Compensation Discussion and Analysis,” above for more information on these deferrals. The amounts shown in the Non-Equity Incentive Plan Compensation column below reflect the total cash amounts awarded and the amounts shown in the Equity Incentive Plan Compensation column reflect the grant date fair value of RSUs granted in lieu of cash due to the participant’s decision to defer into RSUs a portion of the total short-term cash incentive plan (EIP) amount awarded. Cash amounts awarded under the short-term cash incentive plan (EIP) are awarded and payable in the first quarter of the following fiscal year.

All Other Compensation—This column represents all other compensation for the relevant fiscal year not reported in the previous columns, such as payment of relocation and temporary housing expenses, reimbursement of certain tax expenses, Autodesk’s matching contributions to pre-tax savings plans, insurance premiums, personal gifts and related tax gross ups. Generally, unless the items included in this category exceed the greater of $25,000 or 10 percent of the total amount of perquisites received by such Named Executive Officer, each individual perquisite is not separately identified and quantified.

The Summary Compensation Table below presents information concerning the total compensation of our Named Executive Officers for the fiscal years ended January 31, 2012, 2011 and 2010. Mr. Blum was not a Named Executive Officer prior to fiscal 2012; therefore, his compensation information is not presented for fiscal 2010 or fiscal 2011. Mr. Di Fronzo was not a Named Executive Officer prior to fiscal 2011; therefore, his compensation information is not presented for fiscal 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Equity Incentive Deferral Plan Compensation ($) (e)	Non-Equity Incentive Deferral Plan Compensation ($)	All Other Compensation ($)	Total ($)

Carl Bass, President and Chief Executive Officer	2012	$945,192	$950	$8,762,000	$4,386,870	$—	$1,300,000	$4,202	$15,399,214
	2011	920,769	—	—	3,704,727	—	1,429,000	6,184	6,060,680
	2010	825,000	—	562,560	4,028,094	—	810,000	5,262	6,230,916

Mark J. Hawkins, Executive Vice President and Chief Financial Officer (a)	2012	$547,885	$—	$1,173,588	$402,130	$226,899	$289,800	$100,582	$2,740,883
	2011	531,058	100,000	—	712,447	333,306	250,000	78,943	2,005,754
	2010	383,553	100,000	627,610	1,222,065	—	350,000	107,090	2,790,318

Steven M. Blum, Senior Vice President, Worldwide Sales and Services (b)	2012	$378,080	$—	$1,666,450	$731,145	$—	$392,754	$13,467	$3,181,896

Pascal W. Di Fronzo, Senior Vice President, General Counsel and Secretary (c)	2012	$388,096	$—	$1,173,588	$402,130	$—	$350,000	$11,955	$2,325,769
	2011	390,500	—	—	569,958	—	340,000	27,108	1,327,566

Robert L. Kross, Senior Vice President, Manufacturing (d)	2012	$378,077	$—	$1,173,588	$402,130	$—	$325,000	$16,010	$2,294,805
	2011	369,692	—	—	569,958	—	350,000	4,686	1,294,336
	2010	330,000	—	152,360	575,617	—	200,000	4,505	1,262,482

(a)	Mr. Hawkins became Executive Vice President and Chief Financial Officer on April 27, 2009. Mr. Hawkins’ fiscal 2012 other compensation includes a reimbursement of relocation expenses of $42,611 with an associated tax gross up of $38,106. In addition, Mr. Hawkins’ fiscal 2012 other compensation includes authorized spouse travel and gifts in connection with a business trip, tax gross ups for certain perquisites, the company 401(k) plan match, and standard health benefits. Mr. Hawkins received a sign-on bonus paid in two equal $100,000 installments in each of fiscal years 2010 and 2011.

(b)	Mr. Blum’s Non-Equity Incentive Plan Compensation consists of amounts earned pursuant to our short-term cash incentive plan (EIP) and sales commissions earned during fiscal 2012, respectively, as shown below. Commissions and sales bonus are paid quarterly for the previous quarter’s commissions and bonus earned.

Fiscal 2012
Sales commissions	$265,254
Sales commissions—operating margin	37,500
Short-term cash incentive plan (EIP)	90,000

Total	$392,754

Mr. Blum’s fiscal 2012 other compensation includes authorized spouse travel and gifts in connection with a business trip, the Company 401(k) plan match, tax gross ups for certain perquisites, and standard health benefits.
(c)	Mr. Di Fronzo’s fiscal 2012 other compensation includes gains from the sale of stock acquired through the Company’s Employee Stock Purchase Plan, the Company 401(k) plan match, standard health benefits, gifts received in connection with a business trip, and tax gross ups for certain perquisites.
(d)	Mr. Kross’s fiscal 2012 other compensation includes authorized spouse travel and gifts in connection with a business trip, tax gross ups for certain perquisites, the Company 401(k) plan match, and standard health benefits.
(e)	Beginning in fiscal 2009, under the terms of our Equity Incentive Deferral Plan, participants were permitted to elect to defer up to 50 percent of their short-term cash incentive plan (EIP) award in a given plan year. The deferred amount of such award will be settled with RSUs granted to the participant. For detailed information on the Equity Incentive Deferral Plan, see “Compensation Discussion and Analysis,” above. For detailed information on fiscal 2012 deferrals, see note (b) to “Grants of Plan-Based Awards in Fiscal 2012” below.

Grants of Plan-Based Awards in Fiscal 2012

Grants of plan-based awards reflect grants made to our Named Executive Officers under our non-equity incentive plans and equity compensation plans during fiscal 2012.

The following table includes amounts payable under our short-term cash incentive plan (EIP) for performance during fiscal 2012. The actual amounts awarded under our short-term cash incentive plan (EIP) for fiscal 2012 were determined by the Compensation Committee in March 2012 and are reflected in the “Equity Incentive Deferral Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in RSUs and “Non-Equity Incentive Deferral Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in cash. As described in “Compensation Discussion and Analysis,” above, our Equity Incentive Deferral Plan permits participants to elect to defer up to 50 percent of their short-term cash incentive plan (EIP) award in a given plan year. Any such deferrals are reflected in footnote (b) following the table below, and the resulting RSUs granted under such deferrals are not reflected in the table below as such grants were made in fiscal 2012.

Amounts included for options granted under the 2008 Employee Stock Plan during fiscal 2012 are not tied to performance against a specific plan, but have values that are tied to the price of our stock. Options granted under the 2008 Employee Stock Plan shown in the column entitled “All Other Option Awards” vest over a four year period at a rate of 25 percent per year. See “Change in Control Arrangements and Employment Agreements” below for a further description of certain terms relating to these awards. Awards made under our short-term cash incentive plan (EIP) and the grant-date fair value of awards from our 2008 Employee Stock Plan are included in the Summary Compensation Table above, and do not constitute additional compensation from the amounts included in the Summary Compensation Table.

See “Compensation Discussion and Analysis” above for further discussion of the role of plan based and other awards in our overall executive compensation program.

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended January 31, 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a), (b)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards and Option Awards ($) (c)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Carl Bass	3/24/2011	$—	$—	$—	—	300,000	$43.81	$4,386,870
	3/24/2011	—	—	—	200,000	—	—	8,762,000
		—	1,187,500	2,256,250	—	—	—	—
Mark J. Hawkins	3/24/2011	—	—	—	—	27,500	43.81	402,130
	3/24/2011	—	—	—	13,750	—	—	602,388
	9/21/2011	—	—	—	20,000	—	—	571,200
		—	412,500	783,750	—	—	—	—
Steven M. Blum	3/24/2011	—	—	—	—	50,000	43.81	731,145
	3/24/2011	—	—	—	25,000	—	—	1,095,250
	9/21/2011	—	—	—	20,000	—	—	571,200
		—	375,000	N/A	—	—	—	—
Pascal W. Di Fronzo	3/24/2011	—	—	—	—	27,500	43.81	402,130
	3/24/2011	—	—	—	13,750	—	—	602,388
	9/21/2011	—	—	—	20,000	—	—	571,200
		—	303,750	577,125	—	—	—	—
Robert L. Kross	3/24/2011	—	—	—	—	27,500	43.81	402,130
	3/24/2011	—	—	—	13,750	—	—	602,388
	9/21/2011	—	—	—	20,000	—	—	571,200
		—	285,000	541,500	—	—	—	—

(a)	Reflects target and maximum dollar amounts payable under the short-term cash incentive plan (EIP) for performance during fiscal 2012, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation Programs.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. Mr. Blum’s amount in the “target” column includes a fiscal 2012 target short-term cash incentive award of $75,000 and target sales commissions of $300,000. Mr. Blum’s maximum short-term cash incentive plan award is $142,500, or 190 percent of his target award. Sales commissions do not have a preset maximum limit.
(b)

Under the terms of our Equity Incentive Deferral Plan, participants have the ability to defer a portion (up to 50 percent) of their EIP award as RSUs. The number of shares of stock underlying RSUs granted for the deferred portion of the participant’s short-term cash incentive plan (EIP) award (“Base RSUs”) is determined by dividing the amount of short-term cash incentive deferred by the closing price of our common shares on the grant date. These Base RSUs are fully vested upon grant. In addition, participants who have elected to defer a portion of their short-term cash incentive plan (EIP) award as RSUs receive an additional grant of RSUs (“Premium RSUs”) at a rate of one share of Premium RSUs for each three shares of Base RSUs granted. These Premium RSUs fully vest on the third anniversary of the grant date. The actual amounts awarded under our short-term cash incentive plan (EIP) for fiscal 2012 were determined by the Compensation Committee and approved by Autodesk’s Board on March 8, 2012, and are reflected in the “Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in RSUs and “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in cash. The table below reflects each Named Executive Officer’s decision to defer a portion of their short-term cash incentive plan (EIP) award under our Equity Incentive Deferral Plan and the resulting grants of RSUs. The stock awards shown below reflect a closing Common Stock price of $36.52 on March 8, 2012, the date of grant.

	Cash ($)	Base RSUs (#)	Grant Date Fair Value of Base RSUs ($)	Premium RSUs (#)	Grant Date Fair Value of Premium RSUs ($)	Percent Deferred
Carl Bass	$1,300,000	—	$—	—	$—	0%
Mark J. Hawkins	289,800	4,660	170,183	1,553	56,716	37%
Steven M. Blum	90,000	—	—	—	—	0%
Pascal W. Di Fronzo	350,000	—	—	—	—	0%
Robert L. Kross	325,000	—	—	—	—	0%

(c)	Reflects the grant date fair value of each equity award. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 15, 2012. These amounts do not correspond to the actual value that will be realized by the Named Executive Officers upon the vesting of RSUs, the exercise of stock options, or the sale of the Common Stock underlying such awards.

Outstanding Equity Awards at Fiscal 2012 Year End

The following table presents information concerning unexercised options and unvested restricted stock unit awards for each Named Executive Officer outstanding as of January 31, 2012. This table includes options and restricted stock units granted under the 2008 Employee Stock Plan, the 2006 Employee Stock Plan and the 1996 Stock Plan. Unless otherwise indicated, all options granted to Named Executive Officers vest at the rate of 25 percent per year over the first four years of the option term and all RSU awards fully vest on the third anniversary of the grant date.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (f)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
Carl Bass	3/18/2004	125,000		—	$14.40	3/18/2014	—		$—	—		$—
	6/28/2004	150,000		—	20.69	6/28/2014	—		—	—		—
	3/10/2005	218,750		—	30.15	3/10/2012	—		—	—		—
	3/9/2006	750,000		—	38.00	3/9/2012	—		—	—		—
	6/14/2007	375,000		—	45.29	6/14/2013	—		—	—		—
	3/13/2008	300,000		100,000	34.53	3/13/2014	—		—	—		—
	2/2/2009	262,500		262,500	16.53	2/2/2016	—		—	—		—
	3/26/2010	97,500		292,500	29.50	3/26/2017	—		—	—		—
	3/24/2011	—		300,000	43.81	3/24/2021	—		—	—		—
	3/24/2011	—		—	—	—	200,000	(b)	7,200,000	—		—

Mark J. Hawkins	4/27/2009	—		75,000	19.01	4/27/2016	—		—	—		—
	3/26/2010	—		56,250	29.50	3/26/2017	—		—	—		—
	4/7/2009	—		—	—	—	25,000	(e)	900,000	—		—
	3/24/2011	—		27,500	43.81	3/24/2021	—		—	—		—
	3/24/2011	—		—	—	—	13,750	(b)	495,000	—		—
	3/24/2011	—		—	—	—	—		—	1,902	(g)	68,472
	9/21/2011	—		—	—	—	20,000	(h)	720,000	—		—

Steven M. Blum	2/10/2005	45,000		—	29.37	2/10/2012	—		—	—		—
	3/9/2006	34,000		—	38.00	3/9/2012	—		—	—		—
	6/14/2007	65,000		—	45.29	6/14/2013	—		—	—		—
	6/29/2007	22,500	(a)	—	17.53	4/5/2014	—		—	—		—
	3/12/2008	37,500		12,500	32.90	3/12/2014	—		—	—		—
	2/2/2009	27,500		27,500	16.53	2/2/2016	—		—	—		—
	3/25/2010	15,000		45,000	29.49	3/25/2017	—		—	—		—
	12/13/2010	—		—	—	—	10,000	(d)	360,000	—		—
	3/24/2011	—		50,000	43.81	3/24/2021	—		—	—		—
	3/24/2011	—		—	—	—	25,000	(b)	900,000	—		—
	9/21/2011	—		—	—	—	20,000	(h)	720,000	—		—

Pascal W. Di Fronzo	3/9/2006	30,000		—	38.00	3/9/2012	—		—	—		—
	12/13/2006	22,500		—	41.06	12/13/2012	—		—	—		—
	6/14/2007	75,000		—	45.29	6/14/2013	—		—	—		—
	3/12/2008	11,252		11,250	32.90	3/12/2014	—		—	—		—
	2/2/2009	37,500		37,500	16.53	2/2/2016	—		—	—		—
	3/12/2009	—		—	—	—	—		—	2,289	(c)	82,404
	3/26/2010	15,000		45,000	29.50	3/26/2017	—		—	—		—
	3/24/2011	—		27,500	43.81	3/24/2021	—		—	—		—
	3/24/2011	—		—	—	—	13,750	(b)	495,000	—		—
	9/21/2011	—		—	—	—	20,000	(h)	720,000	—		—

Robert L. Kross	2/10/2005	50,000		—	29.37	2/10/2012	—		—	—		—
	3/9/2006	35,000		—	38.00	3/9/2012	—		—	—		—
	6/14/2007	65,000		—	45.29	6/14/2013	—		—	—		—
	3/12/2008	33,750		11,250	32.90	3/12/2014	—		—	—		—
	2/2/2009	18,750		37,500	16.53	2/2/2016	—		—	—		—
	3/26/2010	15,000		45,000	29.50	3/26/2017	—		—	—		—
	3/12/2009	—		—	—	—	—		—	1,602	(c)	57,672
	3/24/2011	—		—	—	—	13,750	(b)	495,000	—		—
	3/24/2011	—		27,500	43.81	3/24/2021	—		—	—		—
	9/21/2011	—		—	—	—	20,000	(h)	720,000	—		—

(a)

Options granted on June 29, 2007 to Mr. Blum relate to the re-grant of options that were amended and re-priced as a result of our 2007 voluntary review of historical stock option granting practices. These options have varied vesting schedules because the original option was split between an incentive stock option and a non-qualified stock option due to IRS regulations regarding the number of incentive stock options that can vest in any one calendar year, and because only the unexercised portion of the option was cancelled and regranted.
(b)	Awards granted on March 24, 2011 vest in thirds for a period of three years from the grant date.
(c)	Awards granted on March 12, 2009 relate to the Premium RSU awards granted under the Equity Incentive Deferral Plan for fiscal year 2009. These awards vest on the third anniversary of the grant date.
(d)	Awards granted on December 13, 2010 fully vest on the second anniversary of the grant date.
(e)	Awards granted to Mr. Hawkins on April 27, 2009 relate to his new hire grants, which fully vest on the third anniversary of the grant date.
(f)	Market value of RSUs that have not vested is computed by multiplying (i) $36.00, the closing price on the NASDAQ Global Select Market of Autodesk common stock on January 31, 2012, the last trading day of fiscal 2012, by (ii) the number of shares of stock underlying RSU awards.
(g)	Awards granted on March 24, 2011 relate to the Premium RSU awards granted under the Equity Incentive Deferral Plan for fiscal year 2011. These awards vest on the third anniversary of the grant date.
(h)	Awards granted on September 21, 2011 fully vest within three years of the grant date.

Option Exercises and Stock Vested at Fiscal 2012 Year End

The following table presents certain information concerning the vesting of stock awards by each of the Named Executive Officers during the fiscal year ended January 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)
Carl Bass	—	$—	62,000	$2,196,720
Mark J. Hawkins	56,250	2,296,054	6,500	204,685
Steven M. Blum	—	—	5,500	186,835
Pascal W. Di Fronzo	22,498	1,010,160	14,000	489,085
Robert L. Kross	11,092	456,376	14,000	489,085

(a)	For options exercised, reflects the number of shares acquired upon exercise multiplied by the difference between the closing market price of our common stock as reported on the NASDAQ Global Select Market on the date of exercise and the exercise price of the underlying stock option. For RSUs vested, reflects the number of shares acquired on vesting multiplied by the closing market price of our common stock as reported on the NASDAQ Global Select Market on the vesting date.

Nonqualified Deferred Compensation for Fiscal 2012

Under our Nonqualified Deferred Compensation Plan, certain United States-based officers (including Named Executive Officers) may defer compensation earned as salary, commissions or awards under the short-term cash incentive plan (EIP). Deferral elections are made by eligible executive officers each year during an “open enrollment” period for amounts to be earned in the following year. The Company does not make any contribution for executive officers under the Nonqualified Deferred Compensation Plan. In fiscal 2009, we adopted our Equity Incentive Deferral Plan, which permits certain executive officers to defer up to 50 percent of their short-term cash incentive plan (EIP) award. The Equity Incentive Deferral Plan is available for deferral of awards paid during or after fiscal 2009.

The following table presents information regarding non-qualified deferred compensation activity for each listed officer during the fiscal year ended January 31, 2012.

Name	Executive Contributions in Last Fiscal Year ($) (a)	Aggregate Earnings/ (Losses) in Last Fiscal Year ($) (b)	Aggregate Balance at Last Fiscal Year End ($)
Carl Bass	$—	$—	$—
Mark J. Hawkins	—	820	38,028
Steven M. Blum	68,647	(2,456)	298,738
Pascal W. Di Fronzo	—	2,660	110,656
Robert L. Kross	—	—	—

(a)	Contributions in this column for Mr. Blum include $68,647, which is reported as fiscal year 2011 salary in the Summary Compensation Table.
(b)	None of the earnings or losses in this column are reflected in the Summary Compensation Table because they are not considered preferential or above market.

Change in Control Arrangements and Employment Agreements

In an effort to ensure the continued service of our key executive officers in the event of a change in control, each of our current executive officers, among other employees, participate in an amended and restated Executive Change in Control Program (the “Program”) that was approved by the Board in March 2006 and amended most recently in December 2010, effective as of February 1, 2011. Mr. Bass does not participate in the Program and has a change in control provision in his employment agreement, as noted below.

Executive Change in Control Program

Under the terms of the Program, if, within twelve months of a change in control, an executive officer who participates in the Program is terminated without cause, or voluntarily terminates his or her employment for good reason, as cause and good reason are defined in the Program, the executive officer will receive (among other benefits), following execution of a release and non-solicit agreement:

•	An amount equal to one and one-half times the sum of the executive officer’s annual base compensation and average annual bonus, payable in a lump sum;

•	The acceleration of all of the executive officer’s outstanding incentive equity awards, including stock options and RSUs; and

•

Reimbursement of the total applicable premium cost for medical and dental coverage for the executive officer and his or her eligible spouse and dependents until the earlier of 18 months from the date of termination or when the executive officer becomes covered under another employer’s employee benefit plans.

If the executive officer is terminated for any other reason, they will receive severance or other benefits only to the extent that they would be entitled to receive under our then-existing benefit plans and policies. If the benefits provided under the Program constitute parachute payments under Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever amount results in the receipt of the greatest amount of benefits by the executive officer.

As defined in the Program, a “Change in Control” occurs if any person acquires 50 percent or more of the total voting power represented by voting securities, if the Company sells all or substantially all its assets, if the Company mergers or consolidates with another corporation or if the composition of the Board changes substantially.

Employment Agreement with Carl Bass (effective during the fiscal year ended January 31, 2012)

In December 2008, the Company entered into an amended and restated employment agreement with Carl Bass. This agreement was effective during the fiscal year ended January 31, 2012 and provided for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment was terminated without “cause” or he resigned for “good reason,” including in connection with a “change of control” of the Company, as each such term was defined in Mr. Bass’s employment agreement.

In the event Mr. Bass’s employment was terminated by the Company without cause or if Mr. Bass resigned for good reason, and such termination was not in connection with a change of control, Mr. Bass would have received (i) payment of 200 percent of his then current base salary for 12 months, (ii) accelerated vesting for 12 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date he entered into his amended and restated employment agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass became covered under similar health plans. In addition, Mr. Bass was subject to non-solicitation and non-competition covenants for 12 months following a termination that gave rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass’s employment was terminated by the Company without cause or if Mr. Bass resigned for good reason, Mr. Bass would have received (i) a lump sum payment in an amount equal to 200 percent of his then current annual base salary, (ii) accelerated vesting for 24 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date of his amended and restated employment agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass became covered under similar health plans.

Employment Agreement with Carl Bass (effective March 2012)

In March 2012, the Company entered into an amended and restated employment agreement with Carl Bass that provides for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control” of the Company or following the completion of a Board requested executive “transition period”, as each such term is defined in Mr. Bass’s employment agreement.

In the event Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, and such termination is not in connection with a change of control, Mr. Bass will receive (i) payment of 200 percent of his then current base salary for 12 months, (ii) payout of his pro-rata bonus for the fiscal year of the Company in which termination occurs provided the Company bonus targets are satisfied, to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) accelerated vesting for 24 months of his then outstanding, unvested equity awards (other than any awards that vest in whole or in part based on performance), (iv) a period of not less than 12 months to exercise any vested stock options that were granted to Mr. Bass by the Company on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date when they would have expired if his employment had not terminated) and (v) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. In addition, Mr. Bass is subject to non-solicitation and non-competition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, Mr. Bass will receive (i) a lump sum payment in an amount equal to 200 percent of his then current annual base salary, (ii) payout of his pro-rata bonus for the fiscal year of the

Company in which termination occurs provided the Company bonus targets are satisfied, to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then outstanding unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria; (iv) a period of not less than twelve (12) months to exercise any vested stock options that were granted to Mr. Bass by the Company on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date when they would have expired if his employment had not terminated); and (v) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 18 months following termination or the date Mr. Bass becomes covered under similar health plans.

Potential Payments Upon Termination or Change in Control

The tables below list the estimated amount of compensation payable to each of the Named Executive Officers in the event of voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control and termination in the event of disability or death of the executive. The amounts shown for all Named Executive Officers assume that such termination was effective as of January 31, 2012, and include amounts earned through such time for all components of compensation, benefits and perquisites payable under the Executive Change in Control Program effective during the 2012 fiscal year. Amounts for Mr. Bass also include certain items specified in his employment agreement, discussed above. Estimated amounts for share-based compensation are based on the closing price of our common stock on the NASDAQ Global Select Market on Monday, January 31, 2012, which was $36.00 per share. The actual amounts for all Named Executive Officers to be paid out can only be determined at the time of such executive’s separation from the Company.

Carl Bass:

Executive Benefits and Payments	Voluntary Termination on 1/31/2012 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2012 ($)	For Cause Termination on 1/31/2012 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2012 ($)	Disability on 1/31/2012 ($)	Death on 1/31/2012 ($)
Compensation:
Base Salary (1)	$—	$1,900,000	$—	$1,900,000	$—	$—
Short-Term Cash Incentive Plan (EIP) (2)	1,300,000	1,300,000	1,300,000	1,300,000	1,300,000	1,300,000
Stock Awards (3)	—	5,784,188	—	11,349,375	—	—

Benefits and perquisites:
Health Insurance (4)	—	22,293	—	22,293	—	—
Disability Income (5)	—	—	—	—	2,725,547	—
Accidental Death or Dismemberment (6)	—	—	—	—	—	—
Life Insurance (7)	—	—	—	—	—	1,900,000
Accrued Vacation Pay (8)	—	—	—	—	—	—

Total Executive Benefits and Payments Upon Separation	$1,300,000	$9,006,481	$1,300,000	$14,571,668	$4,025,547	$3,200,000

Mark J. Hawkins:

Executive Benefits and Payments	Voluntary Termination on 1/31/2012($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2012 ($)	For Cause Termination on 1/31/2012 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2012 ($)	Disability on 1/31/2012 ($)	Death on 1/31/2012 ($)
Compensation:
Base Salary (1)	$—	$—	$—	$825,000	$—	$—
Short-Term Cash Incentive Plan (EIP) (2)	460,000	460,000	460,000	1,180,000	460,000	460,000
Stock Options (3)	—	—	—	3,823,347	—	—

Benefits and perquisites:
Health Insurance (4)	—	—	—	35,224	—	—
Disability Income (5)	—	—	—	—	2,912,836	—
Accidental Death or Dismemberment (6)	—	—	—	—	1,100,000	1,100,000
Life Insurance (7)	—	—	—	—	—	1,100,000
Accrued Vacation Pay (8)	—	—	—	—	—	—

Total Executive Benefits and Payments Upon Separation	$460,000	$460,000	$460,000	$5,863,571	$4,472,836	$2,660,000

Steven M. Blum:

Executive Benefits and Payments	Voluntary Termination on 1/31/2012 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2012 ($)	For Cause Termination on 1/31/2012 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2012 ($)	Disability on 1/31/2012 ($)	Death on 1/31/2012 ($)
Compensation:
Base Salary (1)	$—	$—	$—	$562,500	$—	$—
Short-Term Cash Incentive Plan (EIP) (2)	90,000	90,000	90,000	225,000	90,000	90,000
Sales Commissions and Bonus (9)		—	—	302,754	—	—
Stock Options (3)	—	—	—	2,847,125	—	—

Benefits and perquisites:
Health Insurance (4)	—	—	—	33,379	—	—
Disability Income (5)	—	—	—	—	2,178,334	—
Accidental Death or Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Accrued Vacation Pay (8)	—	—	—	—	—	—

Total Executive Benefits and Payments Upon Separation	$90,000	$90,000	$90,000	$3,970,758	$4,268,334	$4,090,000

Pascal W. Di Fronzo:

Executive Benefits and Payments	Voluntary Termination on 1/31/2012 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2012 ($)	For Cause Termination on 1/31/2012 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2012 ($)	Disability on 1/31/2012 ($)	Death on 1/31/2012 ($)
Compensation:
Base Salary (1)	$—	$—	$—	$607,500	$—	$—
Short-Term Cash Incentive Plan (EIP) (2)	350,000	350,000	350,000	828,125	350,000	350,000
Stock options (3)	—	—	—	1,634,904	—	—

Benefits and perquisites:
Health Insurance (4)	—	—	—	32,741	—	—
Disability Income (5)	—	—	—	—	3,682,126	—
Accidental Death or Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Accrued Vacation Pay (8)	—	—	—	—	—	—

Total Executive Benefits and Payments Upon Separation	$350,000	$350,000	$350,000	$3,103,270	$6,032,126	$4,350,000

Robert L. Kross:

Executive Benefits and Payments	Voluntary Termination on 1/31/2012 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2012 ($)	For Cause Termination on 1/31/2012 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2012 ($)	Disability on 1/31/2012 ($)	Death on 1/31/2012 ($)
Compensation:
Base Salary (1)	$—	$—	$—	$570,000	$—	$—
Short-Term Cash Incentive Plan (EIP) (2)	325,000	325,000	325,000	797,500	325,000	325,000
Stock Options (3)	—	—	—	2,330,172	—	—

Benefits and perquisites:
Health Insurance (4)	—	—	—	23,203	—	—
Disability Income (5)	—	—	—	—	2,047,857	—
Accidental Death or Dismemberment (6)	—	—	—	—	760,000	760,000
Life Insurance (7)	—	—	—	—	—	380,000
Accrued Vacation Pay (8)	—	—	—	—	—	—

Total Executive Benefits and Payments Upon Separation	$325,000	$325,000	$325,000	$3,720,875	$3,132,857	$1,465,000

(1)	Base Salary: For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2012. For Mr. Hawkins, Mr. Blum, Mr. Di Fronzo and Mr. Kross, the amounts shown would be paid in accordance with the Executive Change in Control Program effective during the 2012 fiscal year.

(2)	Short-Term Cash Incentive Plan (EIP): For Mr. Bass, amounts reflect the sum of the fiscal 2012 short-term cash incentive earned under the short-term cash incentive plan. For Mr. Hawkins, Mr. Blum, Mr. Di Fronzo and Mr. Kross, amounts in the Voluntary Termination, Involuntary Not for Cause or Voluntary for Good Reason (Except in Change in Control) Termination, For Cause Termination, Disability and Death columns reflect the fiscal 2012 short-term cash incentive earned under the short-term cash incentive plan. For Mr. Hawkins, Mr. Blum, Mr. Di Fronzo, and Mr. Kross, the amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column are the sum of the fiscal 2012 short-term cash incentive earned under the short-term cash incentive plan and a severance bonus equal to the average of the last three years’ short-term cash incentives under the Executive Change in Control Program effective during the 2012 fiscal year. These amounts are based on the cash value of the short-term cash incentive plan, regardless of the executive officers’ election to defer part of their short-term cash incentive as RSUs under the Equity Incentive Deferral Plan.
(3)	Stock Options: For Mr. Hawkins, Mr. Blum, Mr. Di Fronzo and Mr. Kross, amounts shown in the Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination columns reflect the value of their outstanding stock options that would normally have vested following their separation but are accelerated (i.e., vest immediately on the date of separation) in accordance with the Executive Change in Control Program agreement effective during the 2012 fiscal year. For purposes of this table the value of the outstanding stock options that vest is determined based upon the pro rata grant date fair value of these options. For Mr. Bass, in accordance with his employment agreement that was in effect as of January 31, 2012, the amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column reflects the value realized upon immediate vesting of his stock awards normally vesting in the twelve months following his separation, and the amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column reflects the value realized upon immediate vesting of his stock awards normally vesting in the twenty-four months following his separation.
(4)	Health Insurance: For Mr. Bass, in accordance with his employment agreement that was in effect as of January 31, 2012, these amounts represent the cost of continuing coverage for Mr. Bass and his dependents for twelve months after separation. For Mr. Hawkins, Mr. Blum, Mr. Di Fronzo and Mr. Kross, these amounts represent the cost of continuing coverage for medical and dental benefits for each executive and their dependents for twelve months after separation in accordance with the Executive Change in Control Program effective during the 2012 fiscal year.
(5)

Disability Income: Reflects the estimated present value of all future payments to each executive under their elected disability program, which represent 100 percent of base salary for the first 90 days, and then 66- 2/3 percent of salary thereafter, with a maximum of $20,000 per month, until the age of 65. These payments would be made by the insurance provider, not by Autodesk.

(6)	Accidental Death or Dismemberment: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of each executive’s accidental death. There is also a prorated lump sum payment for dismemberment. The amount shown as payable upon dismemberment is based upon the payout for the most severe dismemberment under the plan.
(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of each executive’s death.
(8)	Accrued Vacation Pay: As of January 31, 2011, all U.S. executives, excluding Mr. Bass, no longer accrue vacation. Therefore, Mr. Hawkins, Mr. Blum, Mr. Di Fronzo and Mr. Kross, had no accrued vacation at January 31, 2012. At January 31, 2012, Mr. Bass had no accrued vacation.
(9)	Sales Commissions and Bonus: For Mr. Blum, amounts reflect the fiscal 2012 sales commissions and bonuses earned.

Compensation of Directors

During fiscal 2012, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors	$75,000
Non-executive Chairman of the Company	an additional $65,000
Chair of the Audit Committee	an additional $25,000
Chair of the Compensation and Human Resources Committee	an additional $20,000
Chair of the Corporate Governance and Nominating Committee	an additional $10,000

The annual compensation cycle for non-employee directors begins on the date of the annual stockholders’ meeting and ends on the date of the next annual stockholders meeting (“Directors’ Compensation Cycle”). Director compensation in the tables below represents the portion of annual compensation with respect to service during Autodesk’s fiscal year 2012. No later than December 31 of the year prior to a director’s re-election to the Board, each director may elect to receive up to 50 percent of their annual fee in cash, with the balance paid in the form of restricted stock issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. The restricted stock is issued at the beginning of the Directors’ Compensation Cycle on the date of the annual meeting of stockholders and vests on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date. For the period from June 11, 2010 through June 16, 2011, all of our non-employee directors, except Mr. Robel, Ms. McDowell and Mr. West, elected to convert 100 percent of the cash portion of their annual fees to restricted stock; Ms. McDowell and Mr. West elected to receive 50 percent of their annual fees in cash; Mr. Robel elected to receive 40 percent of his annual fees in cash. For the period from June 16, 2011 through June 7, 2012, all of our non-employee directors, except Mr. Robel, Mr. Beveridge, Ms. McDowell, and Mr. West, elected to convert 100 percent of the cash portion of their annual fees to restricted stock; Mr. Beveridge, Ms. McDowell, and Mr. West elected to receive 50 percent of their annual fees in cash; Mr. Robel elected to receive 40 percent of his annual fees in cash. Accordingly, the amounts above reflect actual fees earned in cash by Mr. Robel, Mr. Beveridge, Ms. McDowell, and Mr. West during fiscal 2012. If elected, cash compensation is accrued monthly and paid quarterly, in arrears.

During fiscal 2012, the Company’s 2010 Outside Directors’ Stock Plan provided for the automatic grant of nonstatutory stock options to our non-employee directors. Upon being elected or appointed to our Board, each non-employee director is granted an option to purchase 50,000 shares of our Common Stock, with subsequent annual option grants of 20,000 shares of our Common Stock. The exercise price of options granted under the 2010 Outside Directors’ Stock Plan was equal to the fair value of our Common Stock on the date of grant. Options granted under the 2010 Outside Directors’ Stock Plan upon election or appointment vest over a three-year period; subsequent annual option grants vest over a one-year period. Going forward, the Company’s 2012 Outside Directors’ Stock Plan provides for the automatic grant of RSUs to our non-employee directors. Upon being elected or appointed to our Board, each non-employee director is provided an initial grant of 12,400 RSUs, with subsequent annual grants of 8,300 RSUs. The RSUs granted under the 2012 Outside Directors’ Stock Plan upon election or appointment vest over a three-year period; subsequent annual option grants vest over a one-year period.

The table below presents information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended January 31, 2012. Mr. Bass, who was our employee during the fiscal year ended January 31, 2012, did not receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (c)	Total ($)
Crawford W. Beveridge	$43,050	$116,332	$230,794	$390,176
J. Hallam Dawson	—	89,975	230,794	320,769
Per-Kristian Halvorsen	—	101,991	230,794	332,785
Sean M. Maloney	—	34,643	—	34,643
Mary T. McDowell	37,500	44,976	230,794	313,270
Lorrie M. Norrington	41,813	27,655	693,970	763,437
Charles J. Robel	40,000	71,973	230,794	342,768
Stacy J. Smith	46,125	—	686,315	732,440
Steven M. West	47,500	56,992	230,794	335,286

(a)	On November 4, 2011, Mr. Maloney announced his resignation as a member of the Board and the Corporate Governance and Nominating Committee and ceased to be a director on that date. Ms. Norrington was appointed to the Board and the Audit Committee on March 24, 2011. Mr. Smith was appointed to the Board on November 7, 2011. Ms. Norrington and Mr. Smith were both granted an initial option grant of 50,000 upon appointment to the Board.
(b)	As noted above, for the period from June 11, 2010 through June 16, 2011, all of our non-employee directors, except Mr. Robel, Ms. McDowell and Mr. West, elected to convert 100 percent of the cash portion of their annual fees to restricted stock; Ms. McDowell and Mr. West elected to receive 50 percent of their annual fees in cash; Mr. Robel elected to receive 40 percent of his annual fee in cash. For the period from June 16, 2011 through June 7, 2012, all of our non-employee directors, except Mr. Robel, Mr. Beveridge, Ms. McDowell, and Mr. West, elected to convert 100 percent of the cash portion of their annual fees to restricted stock; Mr. Beveridge, Ms. McDowell, and Mr. West elected to receive 50 percent of their annual fees in cash; Mr. Robel elected to receive 40 percent of his annual fee in cash. The following table represents director compensation as if all of the directors had elected to receive 50 percent of their annual fees in cash. See footnote (c) for the grant date fair value of the restricted stock that they received during fiscal 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Crawford W. Beveridge	$70,000	$83,988	$230,794	$384,782
J. Hallam Dawson	37,500	44,995	230,794	313,289
Per-Kristian Halvorsen	42,500	51,001	230,794	324,295
Sean M. Maloney	14,438	17,326	—	31,763
Mary T. McDowell	37,500	44,976	230,794	313,270
Lorrie M. Norrington	41,813	27,655	693,970	763,437
Charles J. Robel	50,000	59,994	230,794	340,788
Stacy J. Smith	46,125	—	686,315	732,440
Steven M. West	47,500	56,992	230,794	335,286

(c)	Reflects the pro rata grant date fair value of stock awards and option awards earned by the directors during the fiscal year. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal year 2012 Annual Report on Form 10-K filed on March 15, 2012. These amounts do not correspond to the actual value that will be realized by the Directors upon the vesting of stock awards, the exercise of stock options, or the sale of the common stock underlying such awards.

As outlined in footnote (b) above, the following restricted stock grants reflect the portion of director’s fees earned that were settled in restricted stock at a rate of $1.20 worth of stock for each $1.00 of cash compensation. The following table shows the amounts and fair values of the options granted in fiscal 2012 and the total amounts and fair values of restricted stock awarded in fiscal 2012 as discussed above:

	Restricted Stock		Options
Name (a)	Number of Shares (#)	Grant Date Fair Value of Stock Awards ($)	Grant Date	Number of Shares (#)	Exercise Price Per Share ($)	Grant Date Fair Value of Option Awards ($)
Crawford W. Beveridge	2,305	$83,994	6/16/2011	20,000	$36.44	$230,794
J. Hallam Dawson	2,469	89,970	6/16/2011	20,000	36.44	230,794
Per-Kristian Halvorsen	2,799	101,996	6/16/2011	20,000	36.44	230,794
Sean M. Maloney	—	—		—	—	—
Mary T. McDowell	1,234	44,967	6/16/2011	20,000	36.44	230,794
Lorrie M. Norrington	1,234	44,967	3/24/2011	50,000	43.81	693,970
Charles J. Robel	1,975	71,969	6/16/2011	20,000	36.44	230,794
Stacy J. Smith	—	—	11/7/2011	50,000	34.70	686,315
Steven M. West	1,564	56,992	6/16/2011	20,000	36.44	230,794

(a)	On November 4, 2011, Mr. Maloney announced his resignation as a member of the Board and the Corporate Governance and Nominating Committee and ceased to be a director on that date. Mr. Maloney was granted both restricted stock and options at the June 16, 2012 Annual Meeting; however, as the shares had not vested prior to his resignation the granted restricted stock and options were canceled. Ms. Norrington was appointed to the Board and the Audit Committee on March 24, 2011. Mr. Smith was appointed to the Board on November 7, 2011. Ms. Norrington and Mr. Smith were both granted an initial option grant of 50,000 upon appointment to the Board.

The aggregate number of each director’s stock options outstanding at January 31, 2012 is disclosed in the table below:

Name	Option Awards Outstanding (#)
Crawford W. Beveridge	140,000
J. Hallam Dawson	220,000
Per-Kristian Halvorsen	160,000
Sean M. Maloney	70,000
Mary T. McDowell	70,000
Lorrie M. Norrington	50,000
Charles J. Robel	130,000
Stacy J. Smith	50,000
Steven M. West	130,000

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance under these plans as of January 31, 2012 (number of securities in thousands).

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in thousands)

Equity compensation plans approved by security holders	30,214	$29.38	47,711	(1)

Equity compensation plans not approved by security holders (2)	361	$11.03	—

Total	30,575	$29.15	47,711

(1)	Included in this amount are 29.7 million securities available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan.
(2)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, which was terminated by the Board in December 2004. The Nonstatutory Stock Option Plan permitted the grant to eligible employees of options to purchase up to 16.9 million shares, all of which have been previously granted. Executive officers and members of the Board were not eligible to participate in this plan. The Nonstatutory Stock Option Plan was intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options were granted under the Nonstatutory Stock Option Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 31, 2012, for each person or entity who is known by the Company to own beneficially more than five percent of the outstanding shares of our Common Stock, each of the Company’s directors, each of the executive officers named in the Summary Compensation Table beginning on page 40 and all directors and executive officers of the Company as a group.

5% Stockholders, Directors and Officers (1)	Common Stock Beneficially Owned (2)	Percentage Beneficially Owned (3)
Principal Stockholders:
T. Rowe Price Associates, Inc. (4)	20,757,880	9.0%
Massachusetts Financial Services Company (5)	11,662,107	5.0%
BlackRock, Inc. (6)	11,656,842	5.0%
The Vanguard Group, Inc. (7)	12,363,434	5.3%

Non-Employee Directors:
Crawford W. Beveridge (8)	120,568	*
J. Hallam Dawson (9)	212,231	*
Per-Kristian Halvorsen (10)	136,400	*
Mary T. McDowell (11)	35,142	*
Lorrie M. Norrington (12)	17,000	*
Charles J. Robel (13)	120,405	*
Stacy J. Smith (14)	—	*
Steven M. West (15)	96,043	*

Named Executive Officers:
Carl Bass (16)	1,843,531	*
Mark J. Hawkins (17)	59,414	*
Steven M. Blum (18)	237,304	*
Pascal W. Di Fronzo (19)	235,707	*
Robert Kross (20)	205,330	*
All directors and executive officers as a group (14 individuals) (21)	3,463,172	1.5%

*	Represents less than one percent (1 percent) of the outstanding Common Stock.
(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of March 31, 2012 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The total number of shares of Common Stock outstanding as of March 31, 2012 was 231,628,572.
(4)	As of December 31, 2011, the reporting date of T. Rowe Price Associates, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 13, 2012, T. Rowe Price Associates, Inc. was deemed to have sole voting power with respect to 6,985,934 shares and sole dispositive power with respect to 20,757,880 shares. The address of T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202.
(5)	As of December 31, 2011, the reporting date of The Vanguard Group, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 8, 2012, The Vanguard Group, Inc. was deemed to have sole voting power with respect to 320,899 shares and sole dispositive power with respect to 12,042,535 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	As of December 30, 2011, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February13, 2012, BlackRock, Inc. was deemed to have sole voting power with respect to 11,656,842 shares and sole dispositive power with respect to 11,656,842 shares. The address of BlackRock, Inc., 40 East 52nd Street, New York, NY 10022.
(7)	As of December 31, 2011, the reporting date of Massachusetts Financial Services Company’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on January 31, 2012, Massachusetts Financial Services Company was deemed to have sole voting power with respect to 10,263,922 shares and sole dispositive power with respect to 11,662,107 shares. The address of Massachusetts Financial Services Company, 500 Boylston Street, Boston MA 02116.
(8)	Includes 90,000 shares subject to options exercisable within 60 days of March 31, 2012.
(9)	Includes 160,000 shares subject to options exercisable within 60 days of March 31, 2012.
(10)	Includes 130,000 shares subject to options exercisable within 60 days of March 31, 2012.
(11)	Includes 33,500 shares subject to options exercisable within 60 days of March 31, 2012.
(12)	Includes 17,000 shares subject to options exercisable within 60 days of March 31, 2012.
(13)	Includes 110,000 shares subject to options exercisable within 60 days of March 31, 2012.
(14)	Upon appointment to the Board on November 7, 2011, Mr. Smith was granted 50,000 shares subject to options, none of which are exercisable within 60 days of March 31, 2012.
(15)	Includes 90,000 shares subject to options exercisable within 60 days of March 31, 2012.
(16)	Includes 1,713,750 shares subject to options exercisable within 60 days of March 31, 2012.
(17)	Includes 69,375 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2012.
(18)	Includes 221,250 shares subject to options exercisable within 60 days of March 31, 2012.
(19)	Includes 213,127 shares subject to options exercisable within 60 days of March 31, 2012.
(20)	Includes 184,375 shares subject to options exercisable within 60 days of March 31, 2012.
(21)	Includes 3,149,254 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Autodesk’s Related Party Transactions Policy states that all transactions between or among the Company and its wholly-owned subsidiaries and any Related Party, as defined, requires the prior written approval of the Chief Financial Officer. Non-routine Transactions with vendors and suppliers to the Company and its wholly-owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and the charter for the Audit Committee, our Audit Committee reviews and approves in advance any proposed “related person” transactions. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities (“10 percent Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and The NASDAQ Stock Market. Such executive officers, directors and 10 percent Stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2012, we are not aware of any late Section 16(a) filings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal control and the audit process.

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2012 with management and Ernst & Young LLP, Autodesk’s independent registered public accounting firm. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. In addition, we received from and discussed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed Ernst & Young LLP’s independence with them, and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1 AU section 380). We also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Charles J. Robel (Chairman)
J. Hallam Dawson
Lorrie M. Norrington

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Therefore, you are urged to vote at your earliest convenience.

THE BOARD OF DIRECTORS

April 24, 2012

San Rafael, California

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions except for operating margin)

	Fiscal Year Ended January 31,
	2012	2011
Income from operations	$355.6	$271.4
Stock-based compensation expense	108.8	80.7
Amortization of purchased intangibles (1)	70.3	55.9
Restructuring charges	(1.3)	10.8

Non-GAAP income from operations	$533.4	$418.8

Operating margin	16%	14%
Stock-based compensation expense	5%	4%
Amortization of purchased intangibles (1)	3%	3%
Restructuring charges	—%	—%

Non-GAAP operating margin	24%	21%

(1)	Amortization of purchased intangibles includes amortization of purchased developed technology, customer relationships, and trade names for acquisitions subsequent to December 2005.

Our non-GAAP financial measures as set forth in the table above exclude the following:

Stock-based compensation expenses. We exclude stock-based compensation expenses from non-GAAP measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

Amortization of purchased intangibles. We incur amortization of acquisition-related purchased intangible assets in connection with acquisitions of certain businesses and technologies. The amortization of purchased intangibles varies depending on the level of acquisition activity and management finds it useful to exclude these variable charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

Restructuring charges. These expenses are associated with realigning our business strategies based on current economic conditions. In connection with these restructuring actions, we recognize costs related to termination benefits for former employees whose positions were eliminated, and the closure of facilities and cancelation of certain contracts. We exclude these charges because these expenses are not reflective of ongoing financial results in the current period.

A-1

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The Board of Directors recommends you vote FOR the following proposal(s):
1. Election of Directors	For	Against	Abstain
1a Carl Bass	☐	☐	☐
1b Crawford W. Beveridge	☐	☐	☐			For	Against	Abstain
1c J. Hallam Dawson	☐	☐	☐	3	Approve, on an advisory (non-binding) basis, the compensation of Autodesk, Inc.’s named executive officers.	☐	☐	☐
1d Per-Kristian Halvorsen	☐	☐	☐
1e Mary T. McDowell	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1f Lorrie M. Norrington	☐	☐	☐
1g Charles J. Robel	☐	☐	☐
1h Stacy J. Smith	☐	☐	☐
1i Steven M. West	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain
2 Ratify the appointment of Ernst & Young LLP as Autodesk, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2013.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report is/are available at www.proxyvote.com.

2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. (“Autodesk”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 2012, and hereby appoints Carl Bass and Pascal W. Di Fronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of Autodesk to be held on June 7, 2012, at 3:00 p.m., Pacific time, at The Landmark, One Market Street, 2nd Floor, San Francisco, CA 94105 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to Autodesk’s Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2013 and FOR the approval, on an advisory (non-binding) basis, of the compensation of Autodesk’s named executive officers.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side